UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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Our Values

Our values enable us to make a positive impact on our employees, clients, and shareholders.

Purposeful Agility

We navigate constantly changing market conditions in order to help our clients succeed.

Collective Genius

We create the best solutions by leveraging diverse perspectives, sharing knowledge, and fostering an inclusive environment in which all voices are heard.

Uncompromising Integrity

We adhere to the highest standards of integrity, quality, and transparency in all that we do.

Bold Action

We are confident and willing to push boundaries to pursue innovative and unconventional solutions.

DFIN

DEAR DFIN SHAREHOLDERS,

The Board of Directors would like to thank you for your continued investment in DFIN. Our purpose as stewards of DFIN is to oversee the long-term performance and sustainability of the Company, while creating increased value for our shareholders. With this focus over the past year, we made significant progress on our strategic transformation which is driven by investing in the development and security of our software technology platforms, evolving our revenue base to become more recurring and reoccurring in nature and enhancing our financial flexibility. Further, we delivered outstanding returns to our shareholders in 2023 that far exceeded the relevant market indexes as well as our peer group.

Despite challenging market conditions, our performance in 2023 enabled DFIN to become a more profitable, focused and resilient company. We are meaningfully ahead of our original transformation plan and remain energized to make continued progress against our key strategic priorities that will help us achieve our aspiration of becoming the market leading provider of regulatory and compliance SaaS and service-based solutions. Through the disciplined execution of our strategy, we believe there is opportunity ahead to create additional substantial value for all our stakeholders.

The Board, together with the executive management team, regularly evaluates the Company’s capital allocation strategy and remains committed to deploying capital in ways that will generate long-term value for our shareholders. As such, our deep belief in the intrinsic value of the Company is reflected in our continued stock repurchases resulting in the approval of a new $150 million stock repurchase program that replaced our previous $150 million program which expired at the end of 2023.

Going forward, our focus remains on delivering exceptional value to our clients, driving superior returns for our shareholders, and creating a world-class experience for our employees. In 2024 we will continue to work hard for the long-term success of DFIN. We are firmly committed to our strategy and believe we have the right plan in place to achieve our goals. Thank you for your continued support.

Sincerely,

Richard L. Crandall	Luis A. Aguilar	Charles D. Drucker
Chairman of the Board

Juliet S. Ellis	Gary G. Greenfield	Jeffrey Jacobowitz

Daniel N. Leib	Lois M. Martin	Chandar Pattabhiram

Notice of Annual Meeting of Stockholders

Wednesday, May 15, 2024 1:30 p.m. Central time	Virtual Meeting: Annual meeting to be held live via the Internet -- please visit www.proxydocs.com/DFIN for more details and to register to attend	Record Date The close of business March 18, 2024

Items of Business

•	To elect the nominees identified in this proxy statement for a one-year term as directors
•	To approve, on an advisory basis, the Company’s executive compensation
•	To vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm
•	To conduct any other business if properly raised

In accordance with Securities and Exchange Commission rules that allow us to furnish our proxy materials over the Internet, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the proxy materials.

We have adopted a virtual format for our Annual Meeting. In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/DFIN. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and will also permit you to submit questions. Please be sure to follow instructions found on your notice, proxy card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email. You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number or, by using the Internet.

Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, call the toll-free number or log on to the Internet. You may revoke your proxy at any time before it is exercised at the Annual Meeting.

You will find instructions on how to vote on page 64. Most stockholders vote by proxy in advance of the meeting and do not attend the meeting live via the Internet. However, as long as you were a stockholder at the close of business on March 18, 2024, you are invited to attend the meeting, or to send a representative.

By Order of the Board of Directors

Leah Trzcinski

Secretary

April 3, 2024

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 15, 2024.

This proxy statement and our annual report to stockholders are available on the Internet at www.proxydocs.com/DFIN. On this site, you will be able to access our 2024 proxy statement and our 2023 Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and all amendments or supplements to the foregoing material that are required to be furnished to stockholders.

This proxy statement is issued by Donnelley Financial Solutions, Inc. in connection with the 2024 Annual Meeting of Stockholders scheduled for May 15, 2024. This proxy statement and accompanying proxy card are first being made available to stockholders on or about April 3, 2024.

DFIN 2024 Proxy Statement

Proposals

Proposal 1: Election of Directors

Each director will serve until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier resignation, removal, or death. Our by-laws (the Bylaws) provide that directors are elected to the Board of Directors (the Board) by a majority of the votes cast, except in contested elections, wherein directors are elected to the Board by a plurality of the votes cast. The Board presently consists of nine directors. The following persons are nominated for election as director of the Company to serve until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier resignation, removal, or death.

The biographies below about the business background of each person nominated by the Board have been furnished to the Company by the nominees for director. The names of the nominees, along with their present positions, their principal occupations, current directorships held with other public corporations, as well as select former directorships, their ages and the year first elected as a director, are set forth in the biographies.

Our Board values having directors who reflect a diverse set of skills, professional and personal backgrounds, perspectives and experiences and we are proud to have directors who are diverse, including with respect to gender, ethnicity and experience. The following table sets out a summary of the director nominees’ primary qualifications, characteristics, skills or experience the director nominees brings to the Board. The lack of a mark for a particular item does not mean that the director nominee does not possess that qualification, characteristic, skill, or experience as we look to each director to be knowledgeable in many areas. The biography for each director nominee notes the specific experience, qualifications, attributes, and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. “Industry Knowledge” encompasses the regulatory and compliance markets in which the Company operates and may also include expertise from the perspective of our clients and their regulators.

	Accounting & Corporate Finance	Marketing or Brand Management	Transformation Experience	Strategy and Management	Software Technology Expertise	Corporate Governance	Risk Management (including Cybersecurity Expertise)	Industry knowledge

Richard L. Crandall			✓	✓	✓		✓

Daniel N. Leib	✓		✓	✓				✓

Luis A. Aguilar				✓		✓	✓	✓

Charles D. Drucker	✓	✓	✓	✓

Juliet S. Ellis	✓			✓		✓		✓

Gary G. Greenfield	✓			✓	✓	✓

Jeffrey Jacobowitz	✓			✓

Lois M. Martin	✓			✓	✓		✓

Chandar Pattabhiram		✓	✓	✓	✓

DFIN 2024 Proxy Statement	1

PROPOSAL 1: ELECTION OF DIRECTORS

As set forth below, our director nominees also exhibit a mix of tenure, age, independence, and diversity. Two of our nine director nominees are women, two of our nine nominees are ethnically diverse, identifying as Hispanic and Indian American, and eight of our nine nominees are independent, including our Board Chair. Our CEO is the only member of management who serves as a director. All members of our Audit, Compensation and Corporate Responsibility & Governance Committees are independent.

* Since the Company became public in 2016, 3 new directors have been added and 2 directors did not stand for re-election.

The Board recommends the stockholders vote FOR each of our nominees.

2	DFIN 2024 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Luis A. Aguilar | Age: 70

Former Commissioner of the U.S. Securities and Exchange Commission (SEC), serving from July 2008 to December 2015. Prior to the SEC, he was a Partner specializing in corporate and securities law matters at McKenna Long & Aldridge, LLP, an international law firm, from 2005 to 2008, and Alston & Bird, LLP, a law firm, from 2003 to 2004. He held various positions including General Counsel, Head of Compliance and Corporate Secretary at Invesco, Inc., a global asset management firm, from 1994 to 2002. He was also Invesco’s Managing Director for Latin America in the 1990’s, and president of one of Invesco’s broker-dealers. He began his career as an attorney at the SEC. He is an expert in corporate governance with a background in compliance and governmental regulation and oversight of public companies. He was named a Board Leadership Fellow by the National Association of Corporate Directors (NACD) and has earned both his NACD Directorship Certification and NACD Cyber Risk Oversight Certificate, demonstrating his firm commitment to effective boardroom performance and cybersecurity literacy. He earned a BS from Georgia Southern University, a JD from the University of Georgia and a Master of Laws (Taxation) from Emory University. He is a Principal at Falcon Cyber Investments, a firm focused on cyber security, a position he has held since September 2016. He chairs the Company’s Corporate Responsibility and Governance Committee.

QUALIFICATIONS

Mr. Aguilar’s experience as Commissioner of the SEC, in private law practice and as General Counsel gives the Board significant expertise in the regulatory environment that drives a significant portion of our business, gives the Board insights into corporate governance best practices and provides insights into the Company’s global investment management and global capital markets businesses.

Director Since 2016 COMMITTEES (CHAIR) Corporate Responsibility & Governance
	Current Directorships • Envestnet, Inc.	Former Directorships • MiMedx Group, Inc.

Richard L. Crandall | Age: 80

Chief Executive Officer of Enterprise Software CEO Roundtable, a roundtable for the software industry, a position he has held since he founded Enterprise Software CEO Roundtable in 1994. He is a cybersecurity expert and serves on the Board of the National Cybersecurity Center (Colorado Springs) (the NCC), a position he has held since 2016. The NCC collaborates with the private sector, the military and federal agencies to research cyber threats and to educate the public and private sectors. He Chairs the Cyber Committee and the Strategic Planning Committee of the NCC. He founded Comshare, Inc., a decision support software company, in 1966. He served as its Chief Executive Officer for 26 years and Chairman for three years. At Comshare, he successfully guided the company from its timesharing beginnings to a 100 percent enterprise software products company and eventual sale in 2003. He has been involved in other leadership roles throughout his career, including having served as Chairman of Giga Information Group, a technology advisory firm. At Novell, he served as Chairman and oversaw the sale of the company to a trio of private equity firms and simultaneously much of its patent library to a consortium led by Microsoft, Apple Computer, Oracle and EMC. He has also been a technology advisor to the U.S. Chamber of Commerce. He serves on the Advisory Board for the Wharton Executive Education Program, Boards That Lead governance initiative. He attended the University of Michigan, where he received a BS in Electrical Engineering, a BS in Mathematics and a Masters in Industrial Engineering. He is a member of the Company’s Corporate Responsibility and Governance Committee.

QUALIFICATIONS

Mr. Crandall has extensive experience as an entrepreneur and as a leader of several companies, including as a former enterprise software CEO that successfully executed a strategic transformation. His background with extensive experience in board chairmanships and as a strategist with continuing expertise in enterprise software, cybersecurity and digital transformation provides the Board with key insights.

Director Since 2016 COMMITTEES Chairman of the Board Corporate Responsibility & Governance
	Current Directorships • None	Former Directorships • Diebold Nixdorf, Inc. • Giga Information Group • Novell Inc. • RR Donnelley & Sons Company

DFIN 2024 Proxy Statement	3

PROPOSAL 1: ELECTION OF DIRECTORS

Charles D. Drucker | Age: 60

Chief Executive Officer of Worldpay, Inc., a global leader in integrated omni-commerce payments and formerly known as Vantiv, Inc., since February 2024 having previously held that role, and the role as Executive Chairman, from January 2019 to February 2020 when Worldpay was acquired by FIS. He was named Executive Chairman and Co-Chief Executive Officer at the time of Vantiv’s acquisition of Worldpay Group, plc (January 2018). Previously, he was Chief Executive Officer and President of Vantiv, which he joined in 2004. From July 2020 to March 2023 Mr. Drucker served as a partner at Artius Capital, a growth investment firm, and co-founder of Artius Acquisition Inc. a special purpose acquisition company with a focus on technology enabled businesses that directly or indirectly offer specific technology solutions, broader technology software and services, or financial services to companies of all sizes which merged into Origin Materials, Inc. in June 2021. He previously served as executive vice president and COO of STAR Debit Services and as Senior Vice President and General Manager of Commercial Services at Wells Fargo. His entire 35-year career has been in the financial services industry. He is a member of the Company’s Compensation Committee.

QUALIFICATIONS

Mr. Drucker brings to our Board his extensive executive leadership experience in the payments and technology industries and deep financial services expertise.

Director Since 2016 COMMITTEES Compensation
	Current Directorships • None	Former Directorships • MasterCard • Fidelity National Information Services, Inc. (FIS) and Worldpay, Inc. (prior to acquisition by FIS) • Origin Materials, Inc.

Juliet S. Ellis | Age: 65

Former chief investment officer of US Growth Equities for Invesco, Inc., where she was responsible for overseeing the allocation and management of over $30 billion in assets across nine fund strategies from 2008 to 2019. Prior to joining Invesco in 2004, she served as a managing director with JPMorgan Fleming Asset Management, where she was responsible for the management of mutual funds, sub-advised portfolios and institutional separate account portfolios. She joined JPMorgan in 1987 as an equity analyst and also served as assistant portfolio manager and director of equity research before being promoted to senior portfolio manager in 1993 and managing director in 2000. She began her career as a financial consultant at Merrill Lynch in 1981. She earned a bachelor’s degree in economics and political science, cum laude, from Indiana University, where she was a member of Phi Beta Kappa. She is a Chartered Financial Analyst® (CFA) charterholder. She is a member of the Company’s Compensation Committee and Corporate Responsibility and Governance Committee.

QUALIFICATIONS

Ms. Ellis has significant expertise and a successful track record in the investment management industry. As a former lead investment manager, she brings successful financial leadership and experienced perspectives on shareholder priorities, capital allocation and shareholder communication, among other strengths, to our Board.

Director Since 2018 COMMITTEES Corporate Responsibility & Governance Compensation
	Current Directorships • Apache Corporation	Former Directorships • None

4	DFIN 2024 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Gary G. Greenfield | Age: 69

Executive Advisor at Court Square Capital Partners, a private equity firm, since April 2020 and Partner at Court Square from 2013 to March 2020. He also served as Interim CEO, Sectigo, a leading cybersecurity provider of digital identity solutions, from July 2022 to December 2022 and Special Advisor at JMI Equity, a private equity firm, from 2021 to 2022. From 2007 to 2013, he served as President and CEO of Avid Technology, Inc. where he oversaw a successful turnaround of the firm. He was recruited to Avid Technology to lead the turnaround effort. He served as President and Chief Executive Officer of GXS, Inc. from 2003 to 2007. During this period, he concurrently served as an Operating Partner at Francisco Partners. He received a B.S. in General Engineering and International Security Affairs from the U.S. Naval Academy, a Master of Science Administration from George Washington University, and an M.B.A. from Harvard Business School. He chairs the Company’s Compensation Committee and is a member of the Audit Committee.

QUALIFICATIONS

Mr. Greenfield is a proven leader in high technology industries both as a CEO and through his experience working with private equity firms that specialize primarily in the technology sector. He has a strong operational track record that has resulted in the ability to grow markets and develop products. His skills at developing company vision and strategies in the evolving software development field strengthen our Board in this area.

Director Since 2016 COMMITTEES (CHAIR) Compensation Audit
	Current Directorships • None	Former Directorships • Avid Technology, Inc. • Diebold Nixdorf, Inc. • Epocrates Inc. • GXS, Inc. • Hyperion Solutions Corporation • Mobius Management Systems Inc. • Novell Inc. • Vocus Inc.

Jeffrey Jacobowitz  | Age: 54

Founder and managing member of Simcoe Capital Management, LLC, an investment management firm formed in February 2003. Previously, he was a research analyst and managing director with Robotti & Company LLC, an investment research firm, from 2002 to 2014. He was a research analyst with Naples, Florida-based Private Capital Management, an investment management firm from 1999 to 2002 and a research analyst with Robotti & Company, LLC from 1996 to 1999. Prior to 1996, he was a senior accountant with Deloitte & Touche LLP, a public accounting firm. He holds a Bachelor of Arts from the University of Maryland Baltimore County. According to a Schedule 13D filed by Simcoe Capital Management, LLC on March 8, 2024, Simcoe and its affiliates hold 7.6% of the Company’s outstanding shares of common stock. Mr. Jacobowitz is a member of the Company’s Audit and Compensation Committees.

QUALIFICATIONS

Mr. Jacobowitz’s unique perspective as a stockholder will provide key insights to stockholder viewpoints and his over twenty years of investment, finance and accounting experience will further strengthen the Board’s expertise in these areas.

Director Since 2019 COMMITTEES Audit Compensation
	Current Directorships • None	Former Directorships • Alloy Inc. • Exar Corporation • Telular Corporation

DFIN 2024 Proxy Statement	5

PROPOSAL 1: ELECTION OF DIRECTORS

Daniel N. Leib | Age: 57

President and Chief Executive Officer, and a member of DFIN’s Board, since the Company became an independent public company in 2016. Prior to the Company’s spin-off from RR Donnelley & Sons Company (RRD), he served as RRD’s Executive Vice President and Chief Financial Officer since May 2011. Prior to that, he held various positions of increasing responsibility including Group Chief Financial Officer, Senior Vice President of Finance, Mergers & Acquisitions, Treasurer, and Vice President of Investor Relations. Prior to RRD, he held positions with Interpublic Group of Companies, Dun & Bradstreet, Sears and Andersen Consulting. He graduated from New York University with a MBA and from University of Illinois, Champaign-Urbana with a Bachelor of Science in Finance.

QUALIFICATIONS

Mr. Leib has significant management experience, including strategy, mergers & acquisitions, treasury, investor relations, operations and international operations. He has many years of executive leadership experience, a strong background in corporate finance and strategy, and possesses integral knowledge of the opportunities and challenges facing the Company.

Director Since 2016 COMMITTEES None
	Current Directorships • William Blair Mutual Funds	Former Directorships • None

Lois M. Martin | Age: 61

Chief Financial Officer of Mortenson, a private construction and real estate development company, since 2017. Previously, she served as Executive Vice President and Chief Financial Officer of Ceridian Corporation, a private human resource software development company, from 2012 to 2017. She was Senior Vice President and Chief Financial Officer of Capella Education Company from 2004 to 2011 and in various finance leadership roles including Chief Financial Officer at Deluxe Corporation from 1993 to 2001, each a publicly traded company. She has overseen the process of separating and spinning off businesses, including the spin-off and IPO of Deluxe’s payment business that was known as eFunds. She is also experienced with the integration of acquisitions into existing businesses. She began her career as an auditor for PriceWaterhouseCoopers. She earned a bachelor’s degree from Augustana University. She chairs the Company’s Audit Committee.

QUALIFICATIONS

Ms. Martin is a financial expert whose 30-year career has been spent in the financial operations side of businesses both public and private, with a unique background in corporate restructurings and insight into the challenges and successes of capital restructurings, including spin-offs. She also brings significant M&A experience to the Board.

Director Since 2016 COMMITTEES (CHAIR) Audit
	Current Directorships • None	Former Directorships • ADC Telecommunications Inc. • MTS Systems Corporation • Raven Industries

6	DFIN 2024 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Chandar Pattabhiram | Age: 54

Chief Marketing Officer for Coupa Software, Inc., a leading Business Spend Management software provider, since 2017. Previously, he served as Chief Marketing Officer at Marketo, Inc., a marketing automation software provider for account-based marketing and other marketing services and products, from 2016 to 2017, and he served in various marketing positions from 2014 to 2016. Prior to that, he served in senior marketing leadership roles at Badgeville Inc., a privately held software-as-a-service (SaaS) company from 2012-2014, Cast Iron Systems, Inc., a privately held a SaaS integration appliance vendor, from 2002-2012 (Cast Iron was acquired by IBM in 2010) and Jamcracker, Inc., a privately held cloud services management and cloud governance solutions company, from 2000-2002. He began his career at Compucom Systems, from 1993-1996, and joined Andersen Consulting (now Accenture) where he worked on a myriad of management consulting projects across IT strategy and business process reengineering, from 1996-2000. He received his undergraduate degree in mechanical engineering from PSG College of Technology in India and his master’s degree in management information systems from University of Texas. He is on the Board of Directors of privately held BlueShift Technologies, Inc., an AI platform for consumer engagement, and is a strategic advisor to the CEO of Freshworks. He is a member of the Company’s Corporate Responsibility & Governance Committee.

QUALIFICATIONS

Mr. Pattabhiram’s deep experience with marketing provides insights into the Company’s go-to-market strategies. His more than 20 years of business-to-business enterprise marketing leadership in high growth SaaS product offerings brings a unique insight to the Board.

Director Since 2022 COMMITTEES Corporate Responsibility & Governance
	Current Directorships • None	Former Directorships • None

In the event that an incumbent director is not reelected, the Company’s Principles of Corporate Governance require that director to promptly tender his or her resignation. The Board will accept this resignation unless it determines that the best interests of the Company and its stockholders would not be best served by doing so. If any nominee does not stand for election, proxies voting for that nominee may be voted for a substitute nominee selected by the Board. The Board may also choose to reduce the number of directors to be elected at the meeting. In 2023, the Board met five times. Each director of the Company during 2023 attended at least 75% of the total number of meetings of the Board and those committees of which the director was a member during the period he or she served as a director.

DFIN 2024 Proxy Statement	7

PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Proposal 2: Advisory Vote to Approve Executive Compensation

The Board recommends the stockholders vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this proxy statement.

As required by Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Company is presenting a proposal that gives stockholders the opportunity to cast an advisory (non-binding) vote on our executive compensation for named executive officers (NEOs). The advisory vote on executive compensation described in this proposal is commonly referred to as a Say-on-Pay vote. While this vote is advisory, and thus not binding on the Company, the Board values the opinions of our stockholders and the Compensation Committee will review the results of the vote and expects to take them into consideration when making future decisions regarding NEO compensation. Under current Board policy and consistent with the stockholder support for annual say on pay frequency at the 2023 annual meeting, the stockholder vote for advisory approval of NEO compensation will occur annually and we anticipate that the next such vote will occur at our 2025 Annual Meeting.

Our Compensation Discussion and Analysis, or the CD&A, section of this proxy statement describes our executive compensation program and the decisions and rationale of our Compensation Committee. Our goal is to retain and attract experienced and talented executive officers, and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that create stockholder value. To achieve this goal, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation programs with the goal that actual realized pay varies against targeted compensation opportunity, based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the policies and practices described in this proxy statement. We are asking our stockholders to support our named executive officer compensation by voting FOR the following resolution at the 2024 Annual Meeting:

“RESOLVED: that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures in this Proxy Statement.”

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2024 Annual Meeting and entitled to vote on the advisory resolution on executive compensation is required to approve the proposal.

8	DFIN 2024 Proxy Statement

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 3: Ratification of Independent Registered Public Accounting Firm

The Board and the Audit Committee recommend that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024

Proposal 3 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2024. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. The Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. Representatives of Deloitte & Touche LLP will be present at the 2024 Annual Meeting. They will be available to respond to your questions and may make a statement if they desire.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy at the 2024 Annual Meeting and entitled to vote on the ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2024 is required to approve the proposal.

DFIN 2024 Proxy Statement	9

Company Information

The Board’s Committees and their Functions

The Board has three standing committees. The members of those committees and the committees’ responsibilities are described below. Each committee operates under a written charter that is reviewed annually and is posted on the Company’s website at the following address: http://investor.dfinsolutions.com/corporate-governance/governance-documents. A print copy of each charter is available upon request.

	BOARD	AUDIT	CRG	COMPENSATION

Luis A. Aguilar	X		Chair

Richard L. Crandall	Chair		X

Charles D. Drucker	X			X

Juliet S. Ellis	X		X	X

Gary G. Greenfield	X	X		Chair

Jeffrey Jacobowitz	X	X		X

Daniel N. Leib	X

Lois M. Martin	X	Chair

Chandar Pattabhiram	X		X

Audit Committee—assists the Board in its oversight of (1) the integrity of the Company’s financial statements and the Company’s accounting and financial reporting processes and financial statement audits; (2) the qualifications and independence of the Company’s independent registered public accounting firm; (3) the performance of the Company’s internal auditing department and the independent registered public accounting firm; and (4) the Company’s risk assessment and risk management policies and practices.

The committee selects, compensates, evaluates and, when appropriate, replaces the Company’s independent registered public accounting firm. Pursuant to its charter, the Audit Committee is authorized to obtain advice and assistance from internal or external legal, accounting or other advisors and to retain third-party consultants, and has the authority to engage independent auditors for special audits, reviews and other procedures.

The Audit Committee is chaired by Ms. Martin and consists of Ms. Martin, Mr. Greenfield and Mr. Jacobowitz. The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each of the members of the Audit Committee is an “audit committee financial expert” within the meaning of the rules of the SEC. The committee met four times in 2023.

Corporate Responsibility & Governance Committee (CRG)—(1) makes recommendations to the Board regarding nominees for election to the Board, taking into account the overall diversity of the Board, and recommends policies and practices relating to the governance of the Company and the Board; (2) reviews and makes recommendations to the Board with respect to the Company’s corporate governance framework; (3) conducts the annual review of the performance of the Board, its committees and its members which may include interviews of each director conducted by a third-party governance expert; and (4) reviews and evaluates the Company’s policies, practices and initiatives with respect to key environmental, social and corporate governance (ESG) issues such as climate and workforce diversity, equity and inclusion, and monitors the Company’s progress towards its corporate responsibility goals and objectives. Pursuant to its charter, the Corporate Responsibility & Governance Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and to retain third-party consultants and has the sole authority to approve the terms and conditions under which it engages director search firms.

The Corporate Responsibility & Governance Committee is chaired by Mr. Aguilar and consists of Mr. Aguilar, Mr. Crandall, Ms. Ellis and Mr. Pattabhiram. The Board has determined that each member is “independent” within the meaning of the rules of the NYSE. The committee met four times in 2023.

10	DFIN 2024 Proxy Statement

COMPANY INFORMATION

Compensation Committee—(1) establishes the Company’s overall compensation strategy; (2) establishes the compensation of the Company’s directors, chief executive officer, other senior officers and key management employees; (3) adopts amendments to, and approves terminations of, the Company’s employee benefit plans; (4) reviews the Company’s succession planning practices for the Chief Executive Officer and for other key senior management positions; (5) reviews and provides guidance regarding the Company’s human capital management; and (6) reviews and approves compensation-related disclosures for inclusion in the Company’s annual proxy statement in accordance with the rules and regulations of the SEC.

Pursuant to its charter, the Compensation Committee is authorized to obtain advice and assistance from internal or external legal or other advisors and has the sole authority to engage counsel, experts or consultants in matters related to the compensation of the Chief Executive Officer and other executive officers of the Company and will have the sole authority to approve any such firm’s fees and other retention terms. Pursuant to its charter, prior to selecting or receiving any advice from any committee adviser (other than in-house legal counsel) and on an annual basis thereafter, the Compensation Committee must assess the independence of such committee advisers in compliance with any applicable NYSE listing rules and the federal securities laws. The Compensation Committee must also review and approve, in advance, any engagement of any compensation consultant by the Company for any services other than providing advice to the committee regarding executive officer compensation.

The Compensation Committee engaged Meridian Compensation Partners, or Meridian, as its independent compensation consultant to provide objective analysis, advice and recommendations on executive officer pay in connection with the Compensation Committee’s decision-making process for 2023.

Meridian reports directly to the Compensation Committee and not to management on executive officer and director compensation matters. The Compensation Committee reviews management’s preliminary recommendations and makes final compensation decisions. The Compensation Committee, with the assistance of its consultants, reviews and evaluates the Company’s executive and employee compensation practices and determines, based on this review, whether any risks associated with such practices are likely to have a material adverse effect on the Company. Meridian advised the Compensation Committee on the 2023 compensation levels of the Company’s executive officers and provided advice related to proposed compensation. The Committee, with the assistance of its consultants, has reviewed and evaluated the Company’s executive and employee compensation practices and has concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company.

See Compensation Discussion and Analysis section of this proxy statement for further information regarding the Compensation Committee’s risk assessment and other executive compensation decisions.

The Compensation Committee is chaired by Mr. Greenfield and consists of Mr. Greenfield, Mr. Drucker, Ms. Ellis and Mr. Jacobowitz. The Board has determined that each member is “independent” within the meaning of the rules of the NYSE. The committee met four times in 2023.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of the Company, nor did any of them have any relationships requiring disclosure by the Company under Item 404 of Regulation S-K. No member of our Compensation Committee is an executive officer of another entity at which one of our executive officers serves on the board of directors or is a member of a compensation committee (or other committee serving an equivalent function).

Policy on Attendance at Stockholder Meetings

Directors are expected to attend regularly scheduled meetings of stockholders, except when circumstances prevent such attendance, and directors may participate by telephone or other electronic means and will be deemed present at such meetings if they can both hear and be heard. All of the members of the Board attended the Company’s 2023 Annual Meeting of Stockholders.

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COMPANY INFORMATION

Corporate Governance

Governance Highlights

The Company has adopted a number of governance best practices, including:

•	No stockholders rights plan (poison pill);

•	Annual election of directors;

•	Majority voting for the election of directors;

•	No super majority voting;

•	25% or greater stockholders may call a special meeting;

•	Independent compensation consultant;

•	Clawback policy;

•	Political Activities Disclosure Policy;

•	Split leadership—Non-executive Chairman and separate Chief Executive Officer;

•	All independent directors except for the Chief Executive Officer;

•	Fully independent Audit, Compensation and Corporate Responsibility & Governance Committees;

•	Four of nine directors diverse in gender and/or ethnicity;

•	Annual Board and committee self-evaluations;

•	Formal delegation of ESG oversight responsibility to Corporate Responsibility & Governance Committee;

•	Board compensation heavily weighted toward equity; and

•	Stock ownership guidelines for senior officers and directors.

Principles of Corporate Governance

The Board has adopted a set of Principles of Corporate Governance to provide guidelines for the Company and the Board to support effective corporate governance. The Principles of Corporate Governance cover topics including, but not limited to, director qualification standards, Board and committee composition, director access to management and independent advisors, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees.

The Corporate Responsibility & Governance Committee is responsible for overseeing and reviewing the Principles of Corporate Governance and recommending to the Board any changes to those principles. The full text of the Principles of Corporate Governance is available through the Corporate Governance link on the Investors page of the Company’s website at the following address: http://investor.dfinsolutions.com/corporate-governance/governance-documents and a print copy is available upon request.

Code of Ethics

The Company has adopted and maintains a set of Principles of Ethical Business Conduct. The policies referred to therein apply to all directors, officers and employees of the Company. In addition, in accordance with the NYSE listing requirements and SEC rules, the Company has adopted and will maintain a Code of Ethics that applies to its Chief Executive Officer and senior financial officers. The Principles of Ethical Business Conduct and the Code of Ethics cover key areas of professional conduct, including, but not limited to, conflicts of interest, disclosure obligations, insider trading and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. The Company encourages all employees, officers and directors to promptly report any violations of any of the

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COMPANY INFORMATION

Company’s policies and has a number of reporting channels available, including the Company’s anonymous hotline. In the event that an amendment to a provision of the Code of Ethics is necessary, the Company will post such information on its website. The full text of each of the Principles of Ethical Business Conduct and our Code of Ethics is available through the Corporate Governance link on the Investors page of the Company’s website at the following address: http://investor.dfinsolutions.com/corporate-governance/ governance-documents and a print copy is available upon request.

Independence of Directors

The Company’s Principles of Corporate Governance provides that the Board must be composed of a majority of independent directors. No director qualifies as independent unless the Board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All non-employee directors of our Board are independent in accordance with NYSE requirements. As the Company’s CEO, Mr. Leib is not independent.

Executive Sessions

The Company’s independent directors are expected to meet regularly in executive sessions without management. Executive sessions are led by the chairman of the Board. An executive session is expected to be held in conjunction with each regularly scheduled Board meeting. Each committee of the Board also is expected to meet in executive session without management in conjunction with each regularly scheduled committee meeting and such sessions will be led by the chair of such committee.

Board Leadership

The Board has determined that having an independent director serve as chairman of the Board is in the best interest of the stockholders at this time. The structure helps to ensure a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. No single leadership model is right for all companies at all times, however, the Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate. The Board’s Principles of Corporate Governance provide that the Corporate Responsibility & Governance Committee shall periodically conduct a review of the chairman of the Board or any committee and recommend any changes to the Board for purposes of succession planning.

Board and Committee Evaluations

The Board undertakes an annual evaluation process to identify ways to enhance the Board’s and committees’ effectiveness. This process is coordinated by the Chair of the Corporate Responsibility & Governance Committee and, in 2023, included interviews of each director and management conducted by a third-party governance expert. Results of the individual evaluation discussions were reviewed by the third-party governance expert with the Board, including the Chief Executive Officer. Following this review, the Chairman of the Board and the Chair of the Corporate Responsibility & Governance Committee determine whether discussions with any individual director concerning performance are appropriate. Each committee is also encouraged to discuss the results with respect to their committee.

Director Orientation and Continuing Education

Our orientation program is designed to familiarize new directors with the Company’s businesses, strategies, and policies and assist new directors in developing Company and industry knowledge to optimize their effectiveness on the Board. The orientation program includes meetings with members of executive and senior management and review of a variety of Board and Company related materials. We also believe that regular continuing education programs enhance the skills and knowledge directors use to perform their responsibilities and we encourage our directors to take advantage of these opportunities. The Company provides financial and administrative support to directors to attend qualifying academic or other independent programs.

DFIN 2024 Proxy Statement	13

COMPANY INFORMATION

Board’s Role in Risk Oversight

The Board is actively involved in oversight of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board performs this oversight role by using several different levels of review.

In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the key risks associated with the Company’s strategic plan annually and periodically throughout the year as market dynamics and the Company’s financial performance continues to evolve. The Board also participates in and reviews the Company’s risk management process and output, including topics such as cybersecurity, product development, and regulatory changes.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. As part of its duties, the Audit Committee reviews with management policies and practices with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

The Board is actively engaged in the oversight of the Company’s cybersecurity and information security programs. The Board receives reports on the Company’s cybersecurity program and developments in information security at each meeting from the Chief Information Security Officer. At least once each year, the Board discusses cybersecurity and information security risks with the Chief Information Officer and Chief Information Security Officer, including meeting with the Chief Information Security Officer in executive session. Additionally, the Board receives real-time reports from management on key developments across our industry, as well as specific information about vendors and other significant incidents if they were to occur. The Company’s global information security team, in collaboration with independent third parties, assesses both risks and changes in the cyber environment and adjusts the Company’s cybersecurity program as needed. The Company applies rigorous security controls such as Zero Trust Architecture, endpoint threat detection and response, data encryption, and perimeter security to help ensure proper information security safeguards are maintained and extend this rigor to the Company’s suppliers as well via our Supplier Compliance Audits.

Each of the other Board committees also oversees the management of Company risks that fall within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors, and each committee reports back to the full Board.

The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, other financial matters, certain compliance issues and accounting and legal matters. The Audit Committee, along with the Corporate Responsibility & Governance Committee, is also responsible for reviewing certain major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks.

The Corporate Responsibility & Governance Committee also oversees risks related to the Company’s governance structure, policies and processes, including by overseeing the Board self-assessment process, related person transactions and certain compliance issues, including periodic review of the Company’s Principles of Ethical Business Conduct and Board and committee structure to support appropriate oversight of risk. In addition, the Corporate Responsibility & Governance Committee oversees risks related to the Company’s ESG related programs, including climate and workforce diversity, equity and inclusion.

The Compensation Committee considers risks related to the attraction, development and retention of key management and employees and risks relating to the design of compensation programs and arrangements, as well as succession planning for possible successors to the position of chief executive officer and other key executive management positions.

Global Sustainability

The Company’s foundation is built on delivering trusted solutions to our clients through responsible and sustainable business practices and the Board oversees and supports the Company in this endeavor. We have adopted the

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COMPANY INFORMATION

Sustainability Accounting Standards Board (SASB) framework to disclose the ESG practices that are integral to our business and believe a dedication to sustainability is important for economies and for all global citizens. The Company prioritizes the development and wellbeing of our employees, the communities where we live and work, and protection of the environment, while holding ourselves to the highest government and industry standards. In 2023, the Company published its second ESG Factsheet describing key sustainability initiatives and ESG metrics. This report is available through the Sustainability link on the Investors page of the Company’s website at the following address: http://investor.dfinsolutions.com.

The Company is committed to responsible environmental practices that include the conservation of natural resources, pollution prevention, and waste reduction. As climate change concerns become more prevalent, we recognize the need to act by reducing the electricity-based carbon footprint from our manufacturing operations. Each year since 2018, we have purchased wind renewable energy credits (RECs) to match 100% of the electricity used by our manufacturing operations to reduce our carbon footprint. We also participate in the Carbon Disclosure Project (CDP) which helps us measure, manage and disclose our greenhouse gas emissions annually. As a tech-enabled financial services company, we follow the global Sustainability Electronics Reuse & Recycling (R2) Standard for the responsible management and processing of used electronics. For printed products, we offer our clients the ability to select recycled paper and paper sourced from well-managed forests that provide ESG benefits. Our commitment is further demonstrated by participating in the certified chain of custody (COC) programs for the Forestry Stewardship Council® (FSC), Sustainable Forestry Initiative® (SFI) and the Program for the Endorsement of Forestry Certification™ (PEFC). Compliance with these rigorous international standards assures our clients that their print orders originate from trees that are harvested from forest products grown in ecologically and ethically sound ways that benefit local communities and biodiversity. We also use eco-friendly inks that are easier to remove during recycling. These important actions reflect the Company’s commitment to do its part to protect environmental resources in areas that are relevant to the Company’s operations.

In 2021, DFIN adopted a fully flexible work environment which allows the majority of our employees to work remotely and no longer commute on a daily basis. By the end of 2023, DFIN had 20 locations in Asia, Canada, Europe, and the United States compared to 50 at the end of 2020. Our workspaces are used primarily for team collaboration, client meetings and employee events. These changes to our business have resulted in a reduced carbon footprint where less building energy is consumed and fewer emissions result from commuter travel.

Human Capital Management

The Board and the Corporate Responsibility & Governance and Compensation Committees each play a role to oversee the Company’s human capital management strategies and routinely engage with senior leadership on talent and culture. The Company’s human capital management objective is to attract, retain and develop the talent needed to deliver on the Company’s strategic priorities. The Company strives to create a culture where employees are empowered to do their best work each day and are rewarded based on their performance. The Corporate Responsibility & Governance Committee, supports and provides guidance to management on these issues and regularly reviews the Company’s policies, practices and contributions with respect to ESG, including our inclusion and diversity efforts. The Compensation Committee of the Board provides any observations to management regarding the Company’s programs related to human capital management, including employee engagement, benefits, succession planning and talent management.

In 2023, the Company continued its strategy to provide greater market-driven and predictable pay and benefit programs through the “My Total Wellbeing” program. The components of the program include policies such as unlimited paid time-off for U.S. salaried employees and parental leave, transparency regarding career development paths and health and wellness benefits to promote physical and emotional wellbeing. With support from shareholders at the 2023 Annual Meeting, the Company launched an Employee Stock Purchase Plan, which allowed eligible employees based in the U.S. to purchase the Company’s stock at a 10% discount through payroll deductions. The Company invests in its employees’ skills and professional development by offering virtual, social and self-directed learning, mentoring, coaching and career development opportunities as well as mandatory courses in topics such as data protection, IT security, principles

DFIN 2024 Proxy Statement	15

COMPANY INFORMATION

of ethical business conduct, harassment awareness, anti-corruption/anti-trust and data privacy. In 2023, the Company was again ranked on Newsweek’s list of Top 100 Most Loved Workplaces® in America, which recognizes companies that have created a workplace where employees feel respected, inspired and appreciated.

Health and Safety—The Company believes everyone contributes to a safe and healthy work environment no matter their role in the organization. The Company’s Environmental, Health and Safety Management System aligns with ISO 14001 and 45001. The Company sets annual leading and lagging indicators to improve its sustainability performance and in 2023 achieved a workforce total recordable incident rate of 0.28 (per 200,000 hours worked). Manufacturing employees achieved a 100% completion rate for job-specific safety training and there is a safety committee that promotes safe practices at work and at home.

2023 marked the fifth year DFIN observed the importance of employee health and safety among its global workforce through its annual June Safety Week event. Employees participated in a 5-day activity challenge during this event and collectively achieved approximately 8.5 million steps. In November 2023, the Company expanded its Pinnacle Awards to recognize employee contributions in six categories: community service, data privacy and security, DEI, the environment, safety, health and wellbeing and living the Company values.

Nomination of Directors

It is the policy of the Corporate Responsibility & Governance Committee to consider candidates for director recommended by stockholders. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the committee (in care of the Secretary at the Company’s principal executive offices at 35 West Wacker Drive, Chicago, Illinois 60601 and otherwise in accordance with the procedures outlined in the Company’s Bylaws and summarized under Submitting Stockholder Proposals and Nominations for 2025 Annual Meeting section of this proxy statement). The committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any other candidate. The committee also considers candidates recommended by management and members of the Board.

After conducting an initial evaluation of a potential candidate, the Chairman of the Board and/or the chair of the Corporate Responsibility & Governance Committee generally will interview that candidate if it believes such candidate might be suitable to be a director. The candidate may also meet with other members of the Board and, under certain circumstances, members of management. If the Corporate Responsibility & Governance Committee believes a candidate would be a valuable addition to the Board, considering the criteria and competencies discussed in the next paragraph, it will recommend that candidate’s election to the full Board.

In identifying and evaluating nominees for directors, the committee takes into account the applicable requirements for directors under the listing rules of the NYSE. In addition, the committee considers other criteria as it deems appropriate and which may vary over time depending on the Board’s needs, including certain core competencies and other criteria such as the personal and professional qualities, integrity, ethics, leadership expertise, industry experience and education of the nominees, as well as the mix of skills and experience on the Board prior to and after the addition of the nominees. Although not part of any formal policy, the goal of the committee will be a balanced and diverse Board, with members whose skills, viewpoints, backgrounds and experiences complement each other and, together, contribute to the Board’s effectiveness as a whole. See the Skills Matrix immediately prior to our director and nominee biographies under Proposal 1—Election of Directors.

The Corporate Responsibility & Governance Committee from time to time may engage third-party search firms to identify candidates for director and may use search firms to do preliminary interviews and background and reference reviews of prospective candidates.

Communications with the Board of Directors

The Board has established procedures for stockholders and other interested parties to communicate with the Board. A stockholder or other interested party may contact the Board by writing to the chair of the Corporate Responsibility &

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COMPANY INFORMATION

Governance Committee or the other non-management members of the Board to their attention at the Company’s principal executive offices at 35 West Wacker Drive, Chicago, Illinois 60601. Any stockholder must include the number of shares of the Company’s common stock the stockholder holds, and any interested party must detail his or her relationship with the Company in any communication to the Board. Communications received in writing will be distributed to the chair of the Corporate Responsibility & Governance Committee or the non-management directors of the Board as a group, as appropriate, unless such communications are considered, in the reasonable judgment of the Company’s Secretary, improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company’s business or communications that relate to improper or irrelevant topics.

Obtaining the Company’s Financial Statements

The Company’s financial statements for the year ended December 31, 2023 are included in its 2023 Annual Report on Form 10-K for the year ended December 31, 2023, which we made available to the Company’s stockholders at the same time as this proxy statement. Additional printed copies of the Company’s 2023 Annual Report, this proxy statement and other corporate governance documents can be obtained by contacting the Investor Relations department at investors@dfinsolutions.com. The Company’s 2023 Annual Report, this proxy statement, other press releases, earnings releases, and financial information as well as corporate governance information and links to its SEC filings can be found at investor.dfinsolutions.com.

DFIN 2024 Proxy Statement	17

Stock Ownership

The table below lists the beneficial ownership of common stock as of March 18, 2024 by all directors and nominees, each of the persons named in the tables under the Executive Compensation section below, and the directors and executive officers as a group. The table below includes all stock awards subject to vesting conditions that vest within 60 days of March 18, 2024. The table also lists all institutions and individuals known to hold more than 5% of the Company’s common stock, which information has been obtained from filings pursuant to Sections 13(d) and (g) of the Exchange Act. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all common stock beneficially owned set forth opposite their name. The percentages shown are based on 29,445,499 outstanding shares of common stock as of March 18, 2024. Unless otherwise indicated, the address for each beneficial owner who is also a director, nominee or executive officer is 35 West Wacker Drive, Chicago, Illinois 60601.

	Beneficial Ownership
Name	Number	Percentage

Principal Stockholders

BlackRock, Inc. and affiliated persons (1)	3,974,762	13.5%

Simcoe Capital Management, LLC and affiliated persons (2)	2,232,487	7.6%

The Vanguard Group and affiliated persons (3)	1,732,673	5.9%

Named Executive Officers (4)

Daniel N. Leib	431,527	1.5%

David A. Gardella	145,942	*

Eric J. Johnson	117,934	*

Craig D. Clay	99,982	*

Robert K. Williams	51,005	*

Directors (5)

Jeffrey Jacobowitz (6)	2,278,487	7.7%

Richard L. Crandall	99,856	*

Gary G. Greenfield	68,461	*

Lois M. Martin	66,641	*

Luis A. Aguilar	58,594	*

Juliet S. Ellis	53,428	*

Charles D. Drucker	36,641	*

Chandar Pattabhiram	9,124	*

Directors and Named Executive Officers as a group (13 persons)	3,517,924	11.9%

*	Less than one percent.

(1)

BlackRock, Inc., or BlackRock, is an investment advisor with a principal business office at 50 Hudson Yards, New York, New York 10001. This amount reflects the total shares expected to be held by BlackRock clients. BlackRock is expected to have sole investment authority over all shares and sole voting authority over 3,974,762 shares. The indicated interest is based solely on a Schedule 13G/A filed on January 23, 2024 by BlackRock reporting ownership as of December 31, 2023.

(2)

Simcoe Capital Management, LLC, or Simcoe Capital, is an investment manager with a principal business office at 540 Madison Avenue, 27th floor, New York, New York 10022. This amount reflects the total shares expected to be held by Simcoe Capital clients. Simcoe Capital is expected to have sole investment authority and sole voting

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STOCK OWNERSHIP

authority over all shares. The indicated interest is based solely on a Schedule 13D/A filed on March 8, 2024 by Simcoe Capital reporting ownership as of March 7, 2024.

(3)

The Vanguard Group, Inc., or Vanguard, is an investment advisor with a principal business office at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. This amount reflects the total shares expected to be held by Vanguard clients. Vanguard is expected to have sole investment authority over 1,672,336 shares and shared investment authority over 60,337 shares, sole voting authority over no shares and shared voting authority over 37,848 shares. The indicated interest is based solely on a Schedule 13G/A filed on February 13, 2024 by Vanguard reporting ownership as of December 31, 2023.

(4)	Does not reflect ownership of restricted stock units that will not vest within 60 days.

(5)

Reflects ownership of common stock and restricted stock units that will vest on the earlier of the date the director ceases to be a director or the first anniversary of the grant date. Amounts for certain directors also reflect restricted stock units such director elected to defer that will vest on the date such director ceases to be a director of the Company.

(6)

Includes 2,232,487 shares that Mr. Jacobowitz is deemed to indirectly beneficially own as a Managing Member of Simcoe Capital based on his shared voting power and shared dispositive power with respect to such shares. (See footnote 2).

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Compensation Discussion & Analysis

This Compensation Discussion and Analysis discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers, we are referring to the following individuals whose 2023 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables. Please note that amounts and percentages are shown as rounded and so individual tables or summaries may not sum (see Appendix A for a reconciliation and calculation of relevant metrics).

Name	Position

Daniel N. Leib	Chief Executive Officer

David A. Gardella	Chief Financial Officer

Craig D. Clay	President, GCM

Eric J. Johnson	President, GIC

Robert K. Williams*	Chief People and Administrative Officer
*	Robert K. Williams was appointed as an executive officer in August 2023.

While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our executive ranks.

Executive Summary

2023 Business Highlights

•

The Company delivered strong financial results for the year, in light of the challenging capital markets environment, while also continuing to improve its sales mix. Net sales were $797.2 million in 2023, representing a year-over-year decline of approximately 4%. During the year, our recurring and re-occurring revenue, comprised of compliance-related software and services as well as our Venue dataroom product, increased by 2.4% from 2022 on an organic basis, while our total event-driven revenue declined by approximately 18%. Full-year 2023 software solutions net sales totaled approximately $292.6 million, or 37% of net sales, and set another annual record for software sales, in both absolute dollars and as a percent of total Company sales.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Despite the challenging environment, an improved net sales mix, combined with diligent cost control, lead to strong operating performance and cash flow generation.

•

The Company continued its shareholder-friendly capital allocation during 2023, repurchasing approximately 0.5 million shares at an average price of $48.20 per share and authorizing a new share repurchase program of up to $150 million that commenced on January 1, 2024, with an expiration date of December 31, 2025.

Key 2023 Compensation Actions

The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation Committee during 2023 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2023 Compensation Actions

Base Salary (Page 28)	• Competitive base salaries help attract and retain executive talent	• Base salaries for the NEOs were increased to be appropriately competitive within the market

Annual Cash Incentive Compensation (Page 30)	• Focuses executives on achieving annual financial and strategic corporate initiatives that are key indicators of annual financial and operational performance

•  Adjusted EBITDA and software solutions net sales growth remain key drivers of our financial success at the corporate and business unit level

•  Identified 5 top strategic corporate initiatives critical to our operational success

•  Individual performance can increase or decrease the calculated payout by 25%

•  Annual cash incentive awards for the NEOs were earned at an average of 112.9% of target.

Long-Term Equity Incentive Compensation (Page 41)

•  Performance share units (PSUs) are measured by achievement of software solutions net sales and Adjusted EBITDA margin, which are key indicators of long-term performance and creation of stockholder value

•  Restricted stock units (RSUs) provide focus on stock price growth and serve our talent retention objectives

•  2021-2023 PSUs were measured by achievement of software solutions net sales and Adjusted EBITDA margin goals

•  The long-term incentive award mix consists of 67% PSUs and 33% RSUs

•  PSUs are subject to three, 1-year performance periods based on pre-set growth/improvement rates for each of 2023, 2024 and 2025 and a 3-year performance period (2023-2025) each weighted 25% of the total payout and will be earned based on achievement of software solutions net sales (weighted 50%) and Adjusted EBITDA margin (weighted 50%) goals in each of the performance periods. All earned PSUs will vest at the end of the 2025 performance year.

•  PSUs granted in 2021 vested at 136.0% of target.

•  RSUs vest in equal annual installments over three years.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Program

Our goal is to retain and attract experienced and talented executive officers, and to motivate them to achieve our short-term and long-term financial, operational and strategic objectives that create stockholder value. To achieve this goal, we strongly emphasize a culture of pay for performance in order to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation programs with the goal that actual realized pay varies above or below targeted compensation opportunity, based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below outlines each of the principal elements of the Company’s executive compensation program:

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COMPENSATION DISCUSSION AND ANALYSIS

The targeted mix of total direct compensation we established at the beginning of 2023 for our CEO and the other NEOs is illustrated below. We believe the mix of compensation components, the allocation between cash and equity, the time horizon between short-term and long- term performance and the differentiation between fixed and variable compensation collectively provide appropriate incentives to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term corporate goals that drive stockholder value.

Target Pay Mix–2023

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Governance Best Practices

The Compensation Committee reviews the Company’s executive compensation program on an ongoing basis to evaluate whether the program supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

What We Do

Our leading practices include:

✓	Pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation

✓	Pre-established performance goals that are aligned with creation of long-term stockholder value

✓	Market comparison of executive compensation against a relevant peer group that is reviewed annually

✓	Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company

✓	Double-trigger vesting for equity awards in the event of a change in control

✓	Robust stock ownership guidelines

✓	Clawback policy that applies to all incentive-based cash and equity incentives

✓	Mitigate undue risk

✓	Annual say-on-pay vote

What We Don’t Do

We do not have tax gross ups

We do not allow dividends or dividend equivalents on unearned equity awards

We do not allow repricing of underwater stock options without stockholder approval

We do not allow hedging or short sales of our securities

We do not allow pledging of our securities

We do not provide excessive perquisites to executive officers

2023 Say-On-Pay Vote

In 2023, we held an advisory “say-on-pay” vote and an advisory vote on the frequency of “say-on-pay” votes. In its compensation review process, the Compensation Committee considers whether the Company’s executive compensation program is aligned with the interests of the Company’s stockholders. In that respect, as part of its review of the Company’s executive compensation program, the Compensation Committee considered the approval of approximately 98.0% of the votes cast for the Company’s advisory say-on-pay vote at our 2023 Annual Meeting of Stockholders. The Compensation Committee determined that the Company’s executive compensation philosophies and objectives and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2023 say-on-pay vote and the substantial support received from stockholders. The Compensation Committee also took note of the stockholders’ support at our 2023 Annual Meeting of Stockholders for an annual “say-on-pay” vote. The Compensation Committee will continue to regularly review, assess and, when appropriate, adjust our executive compensation program in response to stockholder feedback.

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COMPENSATION DISCUSSION AND ANALYSIS

How We Determine Executive Compensation

Our Executive Compensation Philosophy and Objectives

The goal of our executive compensation program is to attract, retain, and motivate our executive team. Overall compensation levels are generally targeted at the market median but may vary based upon each executive’s experience, skills and performance. The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive long-term stockholder value creation and seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational and strategic initiatives. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:

•	Attracting and Retaining the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance- driven mindset.

•	Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.

•	Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.

Oversight Responsibilities for Executive Compensation

The table below summarizes the key oversight responsibilities for executive compensation.

Compensation Committee

•  Establishes executive compensation philosophy

•  Approves incentive compensation programs and target performance expectations for the annual incentive plan (AIP) and long-term incentive (LTI) awards

•  Approves all compensation actions for the NEOs, including base salary, target and actual AIP awards and LTI grants

All Independent Board Members	• Assess performance of the CEO

Independent Compensation Committee Consultant—Meridian Compensation Partners

•  Provides independent advice, research, and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers, non-employee director compensation and executive compensation trends

•  Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•  Reports to the Compensation Committee, does not perform any other services for the Company and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management

•  Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions with advice from its independent consultant, as appropriate

•  Responsible for the administration of the compensation programs once Compensation Committee decisions are finalized

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Group Selection and Market Data

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Compensation Committee reviews market data for peer group companies as well as general industry survey data. The peer group is used as a reference point to assess the competitiveness of base salary, incentive targets, and total direct compensation awarded to the NEOs and as information on market practices, including share utilization and share ownership guidelines. During 2022, we conducted a comprehensive review of our peer group to help inform compensation decisions for 2023. This evaluation of potential peers was intended to reflect the Company’s evolving business mix and growth trajectory to include companies taking into consideration the following peer group criteria:

•	Within a range of the Company’s operations and scale of approximately 0.3 times to 3 times the Company’s size in a variety of financial metrics including revenue, EBITDA and market capitalization;

•	Similar industry to the Company and within the data software and services space;

•	Direct competitors for executive talent and shareholder investments;

•	Publicly-traded companies that operate in the United States and are subject to US laws and regulations.

This review resulted in several meaningful changes to our peer group such that we added Avalara, Inc., BlackLine, Inc. and Q2 Holdings, Inc. and removed Bottomline Technologies (de), Inc. following their acquisition in 2022. The peer group utilized was as follows:

•	ACI Worldwide, Inc.

•	Avalara, Inc.

•	BlackLine, Inc.

•	Broadridge Financial Solutions, Inc.

•	CoreLogic, Inc.

•	CSG Systems International, Inc.

•	DocuSign, Inc.

•	Envestnet, Inc.

•	FactSet Research Systems Inc.

•	Huron Consulting Group, Inc.
•	Jack Henry & Associates, Inc.

•	Morningstar, Inc.

•	Perficient, Inc.

•	Q2 Holdings, Inc.

•	Resources Connection, Inc.

•	Verint Systems Inc.

•	Vertusa Corporation

•	Workiva Inc.

Based on data compiled by Meridian at the time of the peer group review, our revenues and EBITDA were at the 44th and 70th percentiles, respectively, in relation to the peer group.

The Compensation Committee also reviews data from national survey sources related to general industry when it considers the market competitiveness of NEO compensation levels and/or market practices. The Compensation Committee does not review the specific companies included in these surveys, and the data presented to the Compensation Committee is general and not specific to any particular subset of companies.

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COMPENSATION DISCUSSION AND ANALYSIS

2023 Named Executive Officer Compensation

Base Salary

Base salaries are a fixed amount paid to each executive for performing his or her normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, pay band, competitive compensation practices data and comparison to other Company executives. Based on these criteria, with an effective date of January 1, 2023, base salary adjustments were approved in March 2023 as follows:

Name	2022 Base Salary	Increase (%)	2023 Base Salary

Daniel N. Leib	$780,000	4%	$815,000

David A. Gardella	$450,000	4%	$470,000

Craig D. Clay	$450,000	4%	$470,000

Eric J. Johnson	$420,000	5%	$440,000

Robert K. Williams	$405,000	5%	$425,000

Annual Incentive Plan (AIP)

The AIP is a cash bonus plan that incentivizes short-term (i.e., annual) financial and operational performance. The Compensation Committee reviews our target annual bonus opportunities by job level each year to help ensure they are competitive. All NEOs participated in the corporate AIP plan in 2023 to better align management across the Company. The target annual incentive opportunity as a percent of annual base salary for each of our NEOs in 2023 was as follows:

Name	2022 Target Annual Incentive as Percent of Base Salary (%)	2023 Target Annual Incentive as Percent of Base Salary (%)	2023 Target Annual Incentive ($)

Daniel N. Leib	130%	130%	$1,059,500

David A. Gardella	100%	100%	$470,000

Craig D. Clay	100%	100%	$470,000

Eric J. Johnson	100%	100%	$440,000

Robert K. Williams	70%	70%	$297,500

The Compensation Committee undertakes a rigorous review and analysis to establish annual performance goals under the AIP. For 2023, the Compensation Committee established the following goals and payout levels under the AIP:

Goals	Weighting	Payout Range

Corporate Consolidated Non-GAAP Adjusted EBITDA	55%	50% –200%

Corporate Software Solutions Net Sales Growth	25%	50% –200%

Strategic Corporate Initiatives	20%	0% – 200%

Individual Performance Factor		+/-25%

The Adjusted EBITDA and software solutions net sales growth goals were based on the Company’s annual operating plan reviewed by our Board. Both are critical components of the Company’s multi-year digital transformation and reflect a desire to have all members of the executive team aligned toward the same goals instead of business unit specific goals that had been used previously as AIP metrics. In addition, the Compensation Committee may utilize its discretionary authority under the AIP to increase or decrease the amount of an award otherwise payable if it determines that an adjustment is appropriate to better reflect the actual performance of the Company and/or participant (including any unusual or nonrecurring events, including without limitation, any strategic transactions, acquisitions, divestitures or other similar events involving or affecting the Company). The Compensation Committee believes that the corporate strategic initiatives are important “leading indicators” of financial performance and continue to be important for a company like ours in the process of transforming its business strategy. Calculated payouts may be adjusted +/- 25% based on each participant’s individual performance, as evaluated by the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

Corporate Financial Goals

The threshold, target and maximum performance and payout opportunities for the corporate financial goals under the 2023 AIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below.

Given the long-term plan of the Company and the multi-year digital transformation, the Board tasked management with continued focus on the strategic shift in the Company’s mix of revenue toward its software solutions offerings. To support this strategy, the corporate revenue metric (comprising 25% of the total weighting) was focused on driving software solutions net sales in particular and reflected an increased weighting as compared to 2022. The target for the corporate revenue metric was set at a growth rate of 11.1% over the prior year (recognizing that approximately 60% of the Company’s software offering is sensitive to corporate transactions market activity). In addition, the consolidated Adjusted EBITDA target was lower than the prior year results, reflecting primarily the anticipated negative impact of the continued decline of capital markets transactional activity compared to 2022’s level and increased investments in the Company’s software solutions and related technology in support of the Company’s strategy. The Compensation Committee determined it was appropriate to establish the final 2023 corporate financial goals as follows:

	Threshold	Target	Maximum	Actual		% of Target Achieved	Payout%
Achievement%	80%	100%	120%

Payout%	50%	100%	200%
Consolidated Non-GAAP Adjusted EBITDA ($ millions)	$155.8	$194.7	$233.6	$207.4	*	106.5%	132.6%

Software Solutions Net Sales Growth	8.8%	11.1%	13.3%	4.6%		41.8%	0.0%
*	GAAP Consolidated Net Earnings was $82.2 million for the period. See Appendix A for a reconciliation.

Corporate Strategic Initiatives

Corporate strategic initiatives make up 20% of the AIP target and are set by the Compensation Committee. These initiatives represent the Company’s five key initiatives for 2023 and are essential to financial and business success for the Company and thus contribute to producing income and stockholder returns over the long-term. Payouts for meeting the Corporate Strategic Initiatives range from 25% for meeting one goal, 50% for meeting two goals, 100% for meeting 3 goals, 150% for meeting 4 goals, and 200% for meeting all five goals. The Corporate Strategic Initiatives were:

•

continued operations transformation of the Company, including integration of traditional GCM and GIC service organizations into one; improvements to software-as-a-service (SaaS) pricing function and related governance; implementation of the Company’s “quote to cash” initiative for ActiveDisclosure

•	continued progress of DFIN Compliance SaaS platform

•	continued implementation of Zero Trust Architecture for IT security, including additional measures that enhance our security protections

•	develop capabilities for expansion into new addressable compliance markets

•	maintain or increase representation of women and people of color at the supervisor level and above as part of the Company Diversity, Equity and Inclusion strategy

The Compensation Committee determined that all 5 of the initiatives were achieved, resulting in a 200% payout for the Corporate Strategic initiatives portion of the AIP.

Individual Performance Factor

The Committee has the ability to increase or decrease each NEO’s calculated payout by +/-25%. Consistent with the last three years, the Committee did not choose to adjust any of the payouts for the NEOs in 2023.

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COMPENSATION DISCUSSION AND ANALYSIS

Determination of 2023 Annual Cash Incentive Awards

The Compensation Committee determined the 2023 annual cash incentive awards for the NEOs using the following framework:

Based on the achievement of the 2023 financial goals and corporate strategic initiatives, the annual cash incentive awards paid to our NEOs for 2023 were as follows:

	Target Annual Cash Incentive Opportunity ($)	Adjusted EBITDA (55%)	Software Solutions Sales Growth (25%)	Corporate Strategic Initiatives (20%)	Total Weighted Payout	Individual Performance Factor	Total Payout

Daniel N. Leib	$1,059,500	132.6%	0.0%	200.0%	112.9%	100.0%	$1,196,176

David A. Gardella	$470,000	132.6%	0.0%	200.0%	112.9%	100.0%	$530,630

Craig D. Clay	$470,000	132.6%	0.0%	200.0%	112.9%	100.0%	$530,630

Eric J. Johnson	$440,000	132.6%	0.0%	200.0%	112.9%	100.0%	$496,760

Robert K. Williams	$297,500	132.6%	0.0%	200.0%	112.9%	100.0%	$335,878

Long-Term Incentive (LTI) Program

Each executive officer has an annual LTI target grant denoted in terms of a dollar value, which is allocated between PSUs and RSUs. Details on the types of equity awards granted to our NEOs in 2023 are provided in the table below.

Equity Award	Weighting	Rationale and Key Features

PSUs	67%

•  Incentivize NEOs to achieve specific measurable financial goals (software solutions net sales and Adjusted EBITDA margin) over three one-year and a three-year performance periods.

•  The number of PSUs that are earned and vest at the end of the performance cycle range from 0% for below threshold performance to 200% of the target number of shares for maximum performance depending on performance during each of the 4 performance periods.

•  Encourage retention of our executive officers’ services and promote ownership by our executives in Company stock.

RSUs	33%

•  Align pay and Company performance as reflected in our stock price.

•  RSUs vest in one-third installments at the end of each of the first three years following grant, subject to continued employment.

•  Encourage retention of our executive officers’ services and promote ownership by our executives in Company stock.

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COMPENSATION DISCUSSION AND ANALYSIS

2023 Long-Term Incentive Awards

The Compensation Committee approved the annual PSU and RSU awards to each of the NEOs. The LTI award values were split between PSU and RSUs at 67% and 33% of the total LTI award value, respectively. The table below shows the annual and supplemental award values and applicable PSU (at target) and RSU award value granted to each NEO.

Executive	Annual LTI	PSU (Target)	RSU

Daniel N. Leib	$5,000,000	$3,350,000	$1,650,000

David A. Gardella	$2,100,000	$1,407,000	$693,000

Craig D. Clay	$2,100,000	$1,407,000	$693,000

Eric J. Johnson	$1,450,000	$971,500	$478,500

Robert K. Williams	$1,000,000	$670,000	$330,000

Performance Share Unit Awards

The performance measures and weightings for the 2023 PSU are as follows:

Performance Measures	Weighting	Description

Software Solutions Net Sales	50%

•  Achievement is measured in each of 2023, 2024 and 2025 and cumulatively over 2023-2025 (each weighted 25%)

•  Payout scale ranges from 0% for below threshold performance to 50% for threshold performance to 100% for target performance to 200% for maximum performance

Adjusted EBITDA Margin	50%

•  When the performance threshold is met, payouts are interpolated on a straight-line basis for performance levels between threshold and target and between target and maximum

•  Each of the four performance periods are independent. The final awards will be issued at the end of the 2025 performance year

•  Each of these performance measures are calculated independently

Each PSU award consists of 4 independent performance periods over which software solutions net sales and Adjusted EBITDA margin will be measured, one for each of 2023, 2024 and 2025 as well as the cumulative period of 2023-2025. The Committee established the 2023 and 2023-2025 goals at the grant date. The 2024 and 2025 performance goals are established based on actual company results in the preceding year plus a predetermined increase which was established at the grant date. Portions earned following the 2023 and 2024 periods will be subject to further time-based vesting until the full awards vest following the 2025 performance year.

Performance Periods

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Award Payouts in 2023

2021 PSU Payout

As previously disclosed in our 2022 Proxy Statement, during fiscal year 2021, the Compensation Committee granted the executive team, including the NEOs, performance share units with vesting based upon the Company’s achievement of software solutions net sales goals and Adjusted EBITDA margin goals for each of 2021, 2022, 2023 and cumulatively over 2021-2023. At the start of the 2021 performance year, the Committee established the 2021 and 2021-2023 goals. The 2022 and 2023 performance goals were established based on actual company results in the preceding year plus a predetermined increase which was established at the grant date (+12.7% and +40 basis points for software solutions net sales and Adjusted EBITDA margin, respectively). In the case of the software solutions net sales goal, the subsequent year’s target goal cannot exceed +12.7% of the preceding year’s target. At the close of each performance period, the Compensation Committee determined the achievement of the performance goals. The PSUs earned for the 2021 and 2022 performance periods were subject to further time-based vesting, such that all four portions of the awards were issued following the 2023 performance year. The table below shows the performance achievement and payouts for each NEO.

	Threshold	Target	Maximum

Payout%	50%	100%	200%

Year 1 (F-21) - weighted 25%

Software Solutions Net Sales Goals			Actual Result	Payout
Thresh	Target	Max

$189.8	$233.3	$256.8	$270.0	200.0%

Adjusted EBITDA Margin Goals			Actual Result	Payout
Thresh	Target	Max

19.5%	20.5%	21.5%	29.7%	200.0%	200.0%

Year 2 (F-22) - weighted 25%

Software Solutions Net Sales Goals			Actual Result	Payout
Thresh	Target	Max

$213.9	$251.7	$289.4	$279.6	174.0%

Adjusted EBITDA Margin Goals			Actual Result	Payout
Thresh	Target	Max

29.1%	30.1%	31.1%	26.2%	0.0%	87.0%

Year 3 (F-23) - weighted 25%

Software Solutions Net Sales Goals			Actual Result	Payout
Thresh	Target	Max

$241.1	$283.6	$326.2	$292.6	121.1%

Adjusted EBITDA Margin Goals			Actual Result	Payout
Thresh	Target	Max

25.6%	26.6%	27.6%	26.0%	71.7%	96.4%

2023 Target - weighted 25%

Software Solutions Net Sales Goals			Actual Result	Payout
Thresh	Target	Max

$241.1	$283.6	$326.1	$292.6	121.2%

Adjusted EBITDA Margin Goals			Actual Result	Payout
Thresh	Target	Max

20.3%	21.3%	22.3%	26.0%	200.0%	160.6%

Total Payout					136.0%

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COMPENSATION DISCUSSION AND ANALYSIS

2021 PSU Payout by NEO

Executive	Target PSU	Payout (%)	Actual Shares

Daniel N. Leib	116,000	136.0%	157,760

David A. Gardella	36,300	136.0%	49,367

Craig D. Clay	29,300	136.0%	39,848

Eric J. Johnson	27,000	136.0%	36,721

Robert K. Williams	17,600	136.0%	23,936

2022 and 2023 PSU Interim Performance Period Certification

As previously disclosed above and in our 2022 Proxy Statement, each outstanding PSU award consists of 4 independent performance periods: each individual year of the three-year performance period as well as the cumulative three-year period. During each of the performance periods, performance in software solutions net sales and Adjusted EBITDA margin is measured against target. At the close of the 2023 performance period, the Compensation Committee determined the achievement of the performance goals for the 2023 performance periods for each award, as applicable. The Compensation Committee certified achievement of 2023 software solutions net sales of $292.6 million and 2023 Adjusted EBITDA margin of 26.0%, resulting in the earning of (a) 71.4% of the 2022 PSUs and (b) 140.4% of the 2023 PSUs, each for the 2023 performance period. These earned amounts are subject to further time-based vesting until the conclusion of the cumulative performance year, as applicable.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation and Governance Matters

Benefit Programs

The Company’s benefit programs were established based upon an assessment of competitive market factors and a determination of what is needed to retain high-caliber executives. NEOs are subject to the same eligibility requirements and are eligible to participate in the same health and welfare benefit programs that are offered to all other eligible employees. The options available under the Donnelley Financial Group Benefits Plan include health, dental, vision, life insurance, accidental death and dismemberment, and disability coverage.

As part of the overall compensation program, the Company also provides certain executives, including certain of the NEOs, the following benefits:

•

Pension Plan: The Donnelley Financial Pension Plan (the “Pension Plan”) is a defined benefit pension plan under which benefits were frozen as of December 31, 2011, prior to the Company’s spin-off from RR Donnelley & Sons Company (RRD) in 2016. Because the Pension Plan is frozen, no additional employees became participants in the Pension Plan after December 31, 2011, and existing participants in the Pension Plan (including those NEOs who were participants in the predecessor plan maintained by RRD before the Pension Plan was frozen) do not earn additional benefits under such plan.

•

Supplemental Retirement Plan: The Company’s supplemental retirement plan, like the defined benefit pension plan, was frozen by RRD as of December 11, 2011 and is intended to be an extension of the Company’s qualified pension plan. This supplemental retirement plan takes into account compensation above limits imposed by applicable tax laws and is similar to programs found at many of the companies we compete with for talent. This benefit is available to Company executives, including NEOs, who were participants at RRD before the plan was frozen and existing participants generally do not accrue benefits under the plan. Approximately 81 (active and inactive) employees are covered by this plan.

•

Savings Plan: Under the Donnelley Financial Savings Plan, NEOs and generally all employees may contribute 1% to 85% of pay (up to the IRS contribution limit) as pre-tax, Roth 401(k), and/or after-tax contributions. In 2022, the Company instituted matching contributions to eligible participants’ 401(k) accounts of 50% of the first 6% of each participant’s total pre-tax and Roth 401(k) contributions for the year, up to 3% of his or her pay (not to exceed the IRS compensation limit of $290,000).

•

Supplemental Insurance: Additional life and disability insurance enhances the value of the Company’s overall compensation program. The premium cost for these additional benefits is included as taxable income for NEOs and there is no tax gross-up on this benefit.

•

Deferred Compensation Plan: Prior to the Company’s spin-off, RRD provided a select group of management or highly compensated employees the opportunity to defer the receipt of up to 50% of base salary or up to 90% of annual bonus, or both. The Donnelley Financial Deferred Compensation Plan is a continuation of the RRD Nonqualified Deferred Compensation Plan, and all deferrals and other benefits accrued by those NEOs eligible under the RRD Plan continue under the terms of the Donnelley Financial Nonqualified Deferred Compensation Plan. Currently, the Donnelley Financial Nonqualified Deferred Compensation Plan is not accepting additional deferrals.

•

Financial Counseling: Mr. Leib is reimbursed for his financial counseling services expenses to provide him access to an independent financial advisor of his choice. The cost of these services, if utilized, is included as taxable income to Mr. Leib and there is no tax gross-up on this benefit.

•

Automobile Program: Mr. Leib receives a monthly automobile allowance that provides him with an opportunity to use his car for both business and personal use in an efficient manner. This allowance is included as taxable income to Mr. Leib and there is no tax gross-up on this benefit.

•

Club Dues: The Company maintains country club memberships for business purposes. Mr. Clay and Mr. Johnson may use certain country clubs for nonbusiness purposes but to the extent that there is an incremental cost to the Company, the executive must reimburse the Company for such use.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Changes

Mr. Williams was appointed as an executive officer in August 2023. The Compensation Committee had reviewed Mr. Williams’ compensation relative to his overall performance, market competitiveness and other factors consistent with the Company’s executive compensation philosophy and objectives. He did not receive any additional compensation upon appointment as an executive officer.

Independence Assessment of Compensation Consultant

The Compensation Committee engaged Meridian to provide compensation consultant services for the Compensation Committee’s decision-making process for 2023. Meridian regularly attended Compensation Committee meetings and reported directly to the Compensation Committee, and not to management, on matters relating to the compensation of the executive officers and for directors. The Compensation Committee reviewed the work and services provided by Meridian and considered the following factors to determine that (a) such services were provided on an independent basis and (b) no conflicts of interest exist.

Corporate Governance Policies

Stock Ownership Guidelines: The Compensation Committee has established stock ownership guidelines for all executive officers and certain other executives. These guidelines are designed to encourage our executives to have a meaningful equity ownership in the Company, and thereby link their interests with those of its stockholders. These stock ownership guidelines provide that each executive must own (by way of shares owned outright and including unvested restricted stock units but excluding unexercised stock options or performance share units) shares of Company common stock with a value of 5x base salary for the CEO, 3x base salary for the CFO, 2x base salary for all other CEO direct reports and 1x base salary for all other officers covered by the policy. Executives must hold 50% of their vested shares until their guideline has been met. In the event an executive does not achieve or make progress toward the required stock ownership level, the Compensation Committee has the discretion to take appropriate action. As of March 15, 2024, all executive officers have met or exceeded the guideline amounts.

Clawback Policy: The Company maintains a clawback policy to provide for the recovery of certain incentive-based compensation from current or former executive officers in accordance with the requirements of Section 303A.14 of the NYSE Listed Company Manual. Pursuant to this policy, the Company is required to recover erroneously awarded incentive-based compensation received by current or former executive officers of the Company. The Company shall recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Incentive-based compensation refers to any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. The Compensation Committee will have discretion in determining how to accomplish recovery of erroneously awarded incentive-based compensation under this policy, recognizing that different means of recovery may be appropriate in different circumstances.

Insider Trading and Window Period Policy and Prohibition on Hedging and Pledging: The Company’s insider trading policy provides rules applicable to trading in the Company’s stock and applies to the Company’s employees, including executive officers and directors and the family members who live with them, their family members whose transactions in securities are directed by or subject to control or influence by them and members of their households. This policy provides that the Company’s executive officers and directors, and these related individuals, cannot engage in any transaction in Company securities (including purchases, sales, broker assisted cashless exercises of stock options and the sale of the common stock acquired pursuant to the exercise of stock options) without first obtaining the approval of the Company’s Chief Legal and Compliance Officer.

Approval of transactions can be sought only during a defined window period when the executive officers and directors are not in possession of material non-public information about the Company. The window period is generally defined as

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COMPENSATION DISCUSSION AND ANALYSIS

the period of time commencing on the second day after the public release by the Company of its quarterly and annual earnings information and ending on the last trading day of the then current fiscal quarter. The Company’s Chief Legal and Compliance Officer may close the window at any time if an individual or group of individuals are likely to be in possession of material non-public information. The Company’s trading policy also clarifies the obligations of the Company’s officers, directors and employees with respect to securities law prohibitions against insider trading.

In addition, the insider trading policy prohibits the Company’s executive officers, directors and employees from engaging in pledging securities, whether as collateral for a loan or otherwise, holding securities in a “margin account” at a broker dealer, conducting short sales, trading in publicly traded options, purchasing puts or calls, hedging or any similar transactions or arrangements with respect to Company securities or the securities of any other company while aware of material nonpublic information regarding that company.

Risk Assessment

The Compensation Committee, with the assistance of Meridian, reviewed and evaluated the Company’s executive and employee compensation practices and has concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company. The determination primarily took into account the balance of cash and equity payouts, the balance of annual and long term incentives, the type of performance metrics used, incentive plan payout leverage, the possibility that the plan designs could be structured in ways that might encourage gamesmanship, the avoidance of uncapped rewards, multi-year vesting for equity awards, the use of stock ownership requirements for senior management and the Compensation Committee’s oversight of all executive compensation programs.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee Report

The Compensation Committee of the Board of Directors of Donnelley Financial Solutions, Inc., on behalf of the Board, establishes and monitors the Company’s overall compensation strategy to help ensure that executive compensation supports the business objectives. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the Company’s proxy statement to be filed in connection with the Company’s 2024 Annual Meeting of Stockholders.

Compensation Committee

Gary G. Greenfield, Chair

Charles D. Drucker

Juliet S. Ellis

Jeffrey Jacobowitz

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Executive Compensation Tables

2023 Summary Compensation Table

The Summary Compensation Table provides compensation information about our principal executive officer, principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and principal financial officer (the NEOs) as of December 31, 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Daniel N. Leib President and Chief Executive Officer	2023	815,000	—	4,711,808	0	1,196,176	0	32,294	6,755,277
	2022	780,000	—	4,103,488	0	2,605,601	0	49,968	7,539,057
	2021	780,000	—	4,952,391	0	1,852,500	0	51,320	7,636,211
David A. Gardella Chief Financial Officer	2023	470,000	—	1,979,003	0	530,630	0	9,900	2,989,533
	2022	450,000	—	1,371,968	0	998,842	0	9,150	2,829,960
	2021	425,000	—	1,550,662	0	807,500	0	28,971	2,812,133
Craig D. Clay President, Global Capital Markets	2023	470,000	—	1,979,003	0	530,630	0	9,900	2,989,533
	2022	450,000	—	1,371,968	0	713,613	0	9,150	2,544,731
	2021	425,000	—	1,353,253	0	807,500	0	28,971	2,614,724
Eric J. Johnson President, Global Investment Companies	2023	440,000	—	1,366,444	0	496,760	0	9,900	2,313,104
	2022	420,000	—	912,576	0	956,678	0	9,150	2,298,404
	2021	400,000	—	1,152,983	0	749,560	0	28,971	2,331,514
Robert K. Williams Chief People and Administrative Officer(5)	2023	425,000	—	942,378	0	335,878	0	9,900	1,713,156

38	DFIN 2024 Proxy Statement

EXECUTIVE COMPENSATION TABLES

1.

The amounts shown in this column for 2023 constitute the aggregate grant date fair value of shares of PSUs (at target levels of achievement) and RSUs granted during the fiscal year under the Company’s Amended and Restated 2016 Performance Incentive Plan (the 2016 PIP). The amounts are valued in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (which we refer to as ASC Topic 718). See Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating the fair value pursuant to ASC Topic 718. For further information on these awards, see the Outstanding Equity Awards at Fiscal Year-End table. Maximum payout of the PSUs would result in additional value to the NEOs in the following amounts: Mr. Leib, $3,156,913; Mr. Gardella, $1,325,934; Mr. Clay, $1,325,934; Mr. Johnson, $915,511; and Mr. Williams, $631,391. The NEOs were granted awards in 2023 with the following grant date fair values:

Types of Awards

2.

The amounts shown in this column constitute payments made under the Company’s Annual Incentive Plan, or the AIP (which is a subplan of the 2016 PIP). At the outset of the year, the Compensation Committee set performance criteria that were used to determine whether and to what extent the NEOs received payments under the AIP. See Compensation Discussion and Analysis for further information on the 2023 payments.

3.	The amounts shown in this column include the aggregate of the increase, if any, in actuarial values of each of the NEO’s benefits under our Pension Plans and Supplemental Pension Plans.

4.

Amounts in this column include the value of the following perquisites provided to Mr. Leib in 2023: corporate automobile allowance of $16,800; $1,995 paid to providers of financial advice/estate planning and a $3,599 premium paid by the company for supplemental disability insurance. The Company does not provide a tax gross-up on these benefits. The amounts in the column also include contributions made by the Company on behalf of each of the NEOs to the Company’s Savings Plan in the amount of $9,900.

5.	Years 2022 and 2021 are not shown because Mr. Williams was not an NEO during those years.

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EXECUTIVE COMPENSATION TABLES

2023 Grants of Plan-Based Awards

The following table shows additional information regarding: (i) the threshold, target and maximum level of annual cash incentive awards under the AIP for our NEOs for performance during 2023, as established by the Compensation Committee in March 2023 under the AIP and (ii) RSU and PSU Awards granted in March 2023 under the 2016 PIP, in each case to help retain the NEOs and focus their attention on building shareholder value.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units(#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Daniel N. Leib		529,750	(1)	1,059,500	(1)	2,119,000	(1)	—	—	—	—	—
	3/3/2023	—		—		—		37,717	75,434	150,868	—	3,156,913
	3/3/2023	—		—		—		—	—	—	37,154	1,554,895
David A. Gardella		235,000	(1)	470,000	(1)	940,000	(1)	—	—	—	—	—
	3/3/2023	—		—		—		15,842	31,683	63,366	—	1,325,934
	3/3/2023	—		—		—		—	—	—	15,605	653,069
Craig D. Clay		235,000	(1)	470,000	(1)	940,000	(1)	—			—	—
	3/3/2023	—		—		—		15,842	31,683	63,366	—	1,325,934
	3/3/2023	—		—		—		—	—	—	15,605	653,069
Eric J. Johnson		220,000	(1)	440,000	(1)	880,000	(1)	—	—	—	—	—
	3/3/2023	—		—		—		10,938	21,876	43,752	—	915,511
	3/3/2023	—		—		—		—	—	—	10,775	450,934
Robert K. Williams		148,750	(1)	297,500	(1)	595,000	(1)	—	—	—	—	—
	3/3/2023	—		—		—		7,544	15,087	30,174	—	631,391
	3/3/2023	—		—		—		—	—	—	7,431	310,987

1.

Consists of potential payouts under the AIP for performance during 2023, calculated based on the NEO’s salary and bonus target as of December 31, 2023. In each case, the amount actually earned by each NEO is reported as Non-Equity Incentive Plan Compensation in the 2023 Summary Compensation Table. See Compensation Discussion and Analysis section of this proxy statement for further information on these payments.

2.

Consists of PSUs awarded under the 2016 PIP. The PSUs are subject to a performance targets based on achievement of software solutions net sales (weighted 50%) and Adjusted EBITDA margin (weighted 50%) goals measured in each of 2023, 2024, 2025 and cumulatively over the three year performance period beginning January 1, 2023 and ending December 31, 2025 (each weighted 25%). The minimum performance level for each performance period must be reached in order for the holder to be entitled to receive any shares. From 50% to 200% of the number of target PSUs granted may be earned depending upon performance versus specified target levels. The PSUs have no dividend or voting rights and are payable in shares of common stock of the Company upon vesting at the end of the cumulative performance period. See Compensation Discussion and Analysis section of this proxy statement for further information and Potential Payments Upon Termination or Change in Control for vesting information.

3.

Consists of RSUs awarded under the 2016 PIP. Each RSU is equivalent to one share of Company common stock. The awards vest one-third on each of the first through third anniversaries of the grant date. The RSUs have no dividend or voting rights and are payable in shares of common stock of the Company upon vesting. See Potential Payments Upon Termination or Change in Control section of this proxy statement for vesting information.

4.

Grant date fair value with respect to the PSUs and RSUs is determined in accordance with ASC Topic 718. See Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718.

40	DFIN 2024 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at 2023 Fiscal Year-End

The table below shows (i) each grant of stock options of the Company that are unexercised and outstanding, (ii) the aggregate number of unvested RSUs and (iii) the aggregate number of unvested PSUs, each of which are outstanding for the NEOs as of December 31, 2023.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Daniel N. Leib	70,800	0	22.35	3/2/2027	158,468	9,883,649	100,876	6,291,636
	92,900	0	17.65	3/2/2028
	47,400	0	19.415	3/2/2028

	64,300	0	14.15	3/5/2029
David A. Gardella	19,300	0	22.35	3/2/2027	58,040	3,619,955	38,563	2,405,174
	33,800	0	17.65	3/2/2028

	22,500	0	14.15	3/5/2029

Craig D. Clay	3,225	0	14.15	3/2/2029	56,907	3,549,290	38,563	2,405,174

Eric J. Johnson					39,745	2,478,896	26,257	1,637,649

Robert K. Williams					27,438	1,711,308	18,216	1,136,132

1.

Represents stock options awarded on March 2, 2017, March 2, 2018 and March 5, 2019 under the 2016 PIP. The stock options vest one-fourth on each of the first through fourth anniversaries of the grant date.

2.	The following table provides information with respect to the vesting of each NEO’s outstanding unvested RSUs over shares of Company common stock that are set forth in the above table.

Vesting Date	Daniel N. Leib	David A. Gardella	Craig D. Clay	Eric J. Johnson	Robert K. Williams
3/3/2024	45,951	16,035	14,902	11,258	7,644
3/3/2025	26,919	10,069	10,069	6,826	4,744
3/3/2026	12,385	5,202	5,202	3,592	2,477

3.

Also represents the earned and unvested portions of PSUs awarded on March 3, 2022 and March 3, 2023, described below, which have met certified performance targets and are payable at the end of the cumulative performance period with respect to each PSU grant, in the following amounts: Mr. Leib, 46,736 and 26,477; Mr. Gardella, 15,614 and 11,120; Mr. Clay, 15,614 and 11,120; Mr. Johnson, 10,391 and 7,678; and Mr. Williams, 7,279 and 5,294. If employment terminates by reason of death or disability, the earned and unvested portion of the PSUs shall vest and become payable in full. If employment terminates other than for death or disability, the earned and unvested portion of the PSUs will be forfeited. NEO employment agreements and the Company’s Executive Severance Plan provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control section of this proxy statement for vesting information.

4.	Assumes a closing price per share of $62.37 on December 29, 2023, the last trading day of the fiscal year.

5.

Represents unearned and unvested portions of PSUs awarded on March 3, 2022 and March 3, 2023, assuming target performance achievement in the following amounts: Mr. Leib, 44,300 and 56,576; Mr. Gardella, 14,800 and 23,763; Mr. Clay, 14,800 and 23,763; Mr. Johnson, 9,850 and 16,407; and Mr. Williams, 6,900 and 11,316. The 2022 and 2023 PSUs are subject to performance targets based on achievement of software solutions net sales (weighted 50%) and Adjusted EBITDA margin (weighted 50%) goals measured in each of (1) for the 2022 PSUs, 2022, 2023, 2024 and cumulatively over the three year performance period beginning January 1, 2022 and ending December 31, 2024 (each weighted 25%) and (2) for the 2023 PSUs, 2023, 2024, 2025 and cumulatively over the three year performance period beginning January 1, 2023 and ending December 31, 2025 (each weighted 25%). The minimum performance level must be reached in order for the holder to be entitled to receive any shares. From 50% to 200% of the number of target PSUs

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EXECUTIVE COMPENSATION TABLES

granted may be earned depending upon performance versus specified target levels and are payable in shares of common stock of the Company upon vesting at the end of the cumulative performance period. All PSUs are forfeited if the performance targets are not met. The earned and unvested portions of the PSUs previously meeting certified performance targets are subject to time-based vesting as set forth above and are reflected as stock units that have not vested in the table above. If employment terminates by reason of death or disability, a pro rata portion of the unearned and unvested portion of the shares of PSUs shall vest and become payable, based on the target performance with respect to the PSUs. If employment terminates other than for death or disability, the unearned and unvested portion of the PSUs will be forfeited. NEO employment agreements and the Company’s Executive Severance Plan provide for accelerated vesting of equity awards under certain circumstances. See Potential Payments Upon Termination or Change in Control section of this proxy statement for vesting information.

6.	Assumes target performance achievement of the PSUs and a price per share of $62.37 on December 29, 2023, the last trading day of the fiscal year.

Option Exercises and Stock Vested Table

The following table shows information regarding the value of options exercised and restricted stock units and performance share units which vested during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Daniel N. Leib	N/A	N/A	231,560	12,906,295
David A. Gardella	N/A	N/A	73,834	4,095,601
Craig D. Clay	41,575	1,157,942	58,847	3,275,406
Eric J. Johnson	23,125	807,178	53,054	2,969,145
Robert K. Williams	2,150	56,765	35,302	1,965,207

1.

Value realized on vesting of Company RSUs and PSUs is the fair market value on the date of vesting, based on the closing price of Company common stock as reported by the New York Stock Exchange. For PSUs vesting on December 31, 2023, reflects a price per share of Company common stock of $62.37 on December 29, 2023 (the last trading day of the fiscal year). The actual value realized is based on the closing price of Company common stock of $65.53 on March 4, 2024, the date the shares are actually delivered as follows: Mr. Leib, $10,338,013; Mr. Gardella, $3,235,020; Mr. Clay, $2,611,239; Mr. Johnson, 2,406,327; and Mr. Williams, $1,568,526.

Pension Benefits

In connection with its spin-off from RRD, the Company adopted defined benefit pension plans for Donnelley Financial employees, or the Donnelley Financial Qualified Retirement Plans, that are substantially similar to those maintained by RRD (including with respect to being frozen for future benefit accruals), and assets and liabilities of Donnelley Financial allocated employees and former employees were transferred to, and assumed by, such Donnelley Financial pension plans in accordance with applicable law and as set forth in the employee matters section of the Separation and Distribution Agreement executed in connection with the spin-off.

Generally, effective December 31, 2011, RRD froze benefit accruals under all of its then existing Federal income tax qualified U.S. defined benefit pension plans, or collectively the RRD Qualified Retirement Plans, that were still open to accruals. Therefore, beginning January 1, 2012, participants generally ceased earning additional benefits under the RRD Qualified Retirement Plans. Thereafter, the RRD Qualified Retirement Plans were merged into one RRD Qualified Retirement Plan and generally no new participants will enter this plan. Before the RRD Qualified Retirement Plans were frozen, accrual rates varied based on age and service. Accruals for the plans were calculated using compensation that generally included salary and annual cash bonus awards. The amount of annual earnings that may be considered in calculating benefits under a qualified pension plan is limited by law. The RRD Qualified Retirement Plan was funded entirely by RRD, and the Donnelley Financial Qualified Retirement Plan is funded entirely by the Company, with contributions made to a trust fund from which the benefits of participants are paid.

The U.S. Internal Revenue Code places limitations on pensions that can be accrued under tax qualified plans. Prior to being frozen, to the extent an employee’s pension would have accrued under one of the RRD Qualified Retirement Plans

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EXECUTIVE COMPENSATION TABLES

if it were not for such limitations, the additional benefits were accrued under an unfunded supplemental pension plan, or the RRD SERP or the Donnelley Financial SERP, as applicable. Prior to a change in control of the Company, the Donnelley Financial SERP is unfunded and provides for payments to be made out of the Company’s general assets. Because the RRD Qualified Retirement Plans and, therefore the subsequent Donnelley Financial Qualified Retirement Plans, were frozen as of December 31, 2011, generally no additional benefits will accrue under the Donnelley Financial Qualified Retirement Plans or the related Donnelley Financial SERP.

Some participants, including those that have a cash balance or pension equity benefit, can elect to receive either a life annuity or a lump sum amount upon termination. Other participants will receive their plan benefit in the form of a life annuity. Under a life annuity benefit, benefits are paid monthly after retirement for the life of the participant or, if the participant is married or chooses an optional benefit form, generally in a reduced amount for the lives of the participant and surviving spouse or other named survivor. See Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating the present value of the current accrued benefit with respect to each NEO under the Donnelley Financial Qualified Retirement Plan and the Donnelley Financial SERP set forth in the table below.

2023 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Daniel N. Leib	Pension Plan	7	109,625	—
	SERP	7	132,372	—
David A. Gardella	Pension Plan	20	73,500	—
	SERP	20	9,721	—
Craig D. Clay	Pension Plan	17	200,892	—
	SERP	17	90,311	—
Eric J. Johnson	Pension Plan	20	225,304	—
	SERP	20	70,498	—
Robert K. Williams	None	—	—	—

1.	The number of years of credited service was frozen effective December 31, 2011, when benefit accruals at RRD were frozen.

Nonqualified Deferred Compensation

In connection with the spin-off from RRD, we adopted deferred compensation benefits for Company employees that are substantially similar to those maintained by RRD and assets and liabilities of Company allocated employees and the assets of certain former Donnelley Financial allocated employees were transferred to, and assumed by, such Company deferred compensation plans in accordance with applicable law and as set forth in the employee matters section of the Separation and Distribution Agreement. We determined not to offer eligible employees the opportunity to make deferrals for 2023 and will determine in our discretion whether to offer such deferral opportunities in later years. In addition, we maintain a number of now-frozen deferred compensation plans, which will remain frozen.

The 2023 Nonqualified Deferred Compensation table presents amounts deferred under our Deferred Compensation Plan. Participants may defer up to 50% of base salary and 90% of annual incentive bonus payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan. Distributions generally are paid in a lump sum distribution on the latter of the first day of the year following the year in which the NEO’s employment with the Company terminates or the

DFIN 2024 Proxy Statement	43

EXECUTIVE COMPENSATION TABLES

six-month anniversary of such termination unless the NEO elects that a distribution be made three years after a deferral under certain circumstances. If the separation from service is due to death or disability, the balance of the deferred compensation account is distributed within 60 days of the event.

2023 Nonqualified Deferred Compensation Table

Name	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings In Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last FYE ($)
Daniel N. Leib	—	—	17,968	—	93,751
David A. Gardella	—	—	—	—	—
Craig D. Clay	—	—	113,769	—	540,576
Eric J. Johnson	—	—	—	—	—
Robert K. Williams	—	—	—	—	—

1.	Amounts in this column with respect to the Deferred Compensation Plan are not included in the 2023 Summary Compensation Table because the amounts do not reflect above-market earnings.

44	DFIN 2024 Proxy Statement

Potential Payments Upon Termination or Change in Control

This section describes the payments that would have been received by the NEOs upon termination of his or her employment at December 31, 2023. The amount of these payments would have depended upon the circumstances of their termination, which include termination by the Company without Cause, termination by Mr. Leib for Good Reason, other voluntary termination by the employee, death, disability, or termination without Cause or termination by the NEO for Good Reason following a Change in Control (each as defined in the applicable document) of the Company. Mr. Leib is party to an employment agreement (as amended by two side letters) with the Company and Mr. Gardella, Mr. Clay, Mr. Johnson and Mr. Williams are subject to the Company’s Executive Severance Plan. The information in this section is based upon the employment arrangements as in effect as of December 31, 2023. This information is presented to illustrate the payments the NEOs would have received from the Company under the various termination scenarios. A description of the terms with respect to each of these types of terminations follows.

General Terms Under Mr. Leib’s Employment Agreement Or The Executive Severance Plan

Mr. Leib’s employment agreement and the Executive Severance Plan provide for payments of certain benefits, as described below, upon termination of employment both before and after a Change in Control (as defined in the 2016 PIP). The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of Mr. Leib under his employment agreement and each other NEO under the Executive Severance Plan is an understanding of the definition of ‘Cause’ and ‘Good Reason’ that is used in the agreement and the Executive Severance Plan, as applicable.

For purposes of Mr. Leib’s employment agreement and the Executive Severance Plan, we have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to substantially perform duties consistent with the scope and nature of his or her position or refusal or failure to attempt in good faith to follow the written direction of the chief executive officer, chief operating officer or the Board, as applicable, committing an act materially injurious (monetarily or otherwise) to us or our subsidiaries, commission of a felony or other actions specified in the definition.

For purposes of Mr. Leib’s employment agreement and the Executive Severance Plan, an NEO is generally said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if we assign the applicable NEO duties that represent a material diminution of his or her duties or responsibilities, reduce his or her compensation or generally require that any NEO’s principal office be located more than seventy-five miles from his or her primary work location of employment or, in the case of Mr. Leib, materially breach his employment agreement.

Under Mr. Leib’s employment agreement, a termination by the Company without Cause or by Mr. Leib for Good Reason are generally referred to as a “Qualifying Termination.” Under the Executive Severance Plan, for the NEOs (other than Mr. Leib) a “Qualifying Termination” is (i) outside of the period which is three months prior to or two years following a Change in Control (the CIC Termination Period), termination without Cause and (ii) during a CIC Termination Period, termination without Cause or termination by the NEO for Good Reason.

Mr. Leib’s employment agreement and the Executive Severance Plan require, as a precondition to the receipt of the benefits described below, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. Mr. Leib’s employment agreement and the Executive Severance Plan also include noncompete and nonsolicit provisions that would apply for a period of one to two years, as set forth therein, following the NEO’s termination of employment.

None of our NEOs are entitled to tax gross-ups upon any termination, including after a Change in Control.

DFIN 2024 Proxy Statement	45

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The benefits to be provided to the NEO in each of those situations are described in the tables below, which assume that the termination had taken place on December 31, 2023.

Potential Payment Obligations Upon Termination Of Employment Of An NEO Or Upon A Change In Control

The following tables set forth our payment obligations under Mr. Leib’s employment agreement and the Executive Severance Plan under the circumstances specified upon a termination of the employment of our NEOs or upon a Change in Control. The tables do not include payments or benefits that do not discriminate in scope, terms or operation in favor of the NEOs and are generally available to all salaried employees, or pension or deferred compensation payments that are discussed in Pension Benefits and Nonqualified Deferred Compensation.

Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables relating to potential payments upon termination, termination after a Change in Control or after a Change in Control.

Disability or Death—All NEOs, except Mr. Williams, are entitled to pension benefits upon death or disability according to the terms of the Company’s pension plan. Mr. Leib’s employment agreement provides that in the event of disability or death, in addition to payments under the Company’s disability benefits plan or life insurance program, as applicable and each as available to all salaried employees, Mr. Leib is entitled to benefits paid under a supplemental disability insurance policy or supplemental life insurance policy, as applicable, maintained by the Company for his benefit. Pursuant to the terms of the Company’s AIP, each NEO is also entitled to his or her pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid and as available to all salaried employees. Additionally, all unvested equity awards (other than unearned and unvested PSUs which unearned and unvested portions will vest pro rata) held by each NEO will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

Equity Acceleration—Pursuant to the terms of his employment agreement, for equity awards issued to Mr. Leib, and pursuant to the Executive Severance Plan (or the applicable award agreement), for equity awards issued to NEOs other than Mr. Leib, (i) upon Qualifying Termination other than during a CIC Termination Period (A) any unvested time-based equity award will immediately vest pro-rata, (B) any unearned and unvested performance-based equity award will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the applicable cumulative performance period and (C) any earned and unvested performance-based equity award will continue to vest and be paid in full after the end of the applicable cumulative performance period, (ii) upon a Change in Control, unearned and unvested performance-based equity will be deemed earned at target performance level but will continue to be subject to time-based vesting in accordance with the original cumulative performance period and earned but unvested performance-based equity will continue to be subject to time-based vesting in accordance with the original cumulative performance period and (iii) upon a Qualifying Termination during the CIC Termination Period, all unvested equity awards will vest in full.

In addition, upon a Qualifying Termination of Mr. Leib, any options that are or became exercisable upon such Qualifying Termination remain outstanding and exercisable for the full term of the option.

For all NEOs, any long-term incentive cash awards issued in lieu of, or in addition to, equity-based awards are subject to the same treatment as set forth above and all unvested equity awards are forfeited in the event of resignation other than for Good Reason, if applicable, or termination for Cause. Treatment of equity upon death or disability is discussed above in Disability or Death.

Value of accelerated equity is the fair market value on the date of termination. For purposes of the tables, fair market value is the closing price on December 29, 2023 (the last trading day of the fiscal year) of $62.37.

Health Care Benefits—Mr. Leib’s employment agreement and the Executive Severance Plan generally provide that upon a Qualifying Termination, the Company will continue providing medical, dental, and vision coverage to the NEO that the NEO was eligible to receive immediately prior to such termination until the end date of an enumerated period following

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

the NEO’s date of termination. For Mr. Leib, this period is 24 months; for all other NEOs, this period is 12 months absent a Change in Control and 18 months after a Change in Control, in each case after such resignation or termination. In the event of resignation other than for Good Reason, if applicable, or termination with Cause, the NEO is entitled to the same benefits as all other employees would be entitled to after termination. Benefits payable upon disability or death are described above in Disability or Death.

The tables below show estimates of the benefits potentially payable to each NEO, assuming that a termination or a Change in Control took place on December 31, 2023.

Mr. Leib, the Company’s President and Chief Executive Officer, would be entitled to the following:

	Resignation for Good Reason or Termination Without Cause ($)		Resignation for Other Than Good Reason or Termination With Cause ($)	Resignation for Good Reason or Termination Without Cause After Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)

Cash:

Severance	3,749,000	(1)	0	4,686,250	(2)	0		—	(3)	—

Pro Rata Bonus	1,059,500	(4)	0	1,059,500	(4)	0		—	(5)	—	(5)

Equity/Cash Incentive Awards: (6)

RSUs	2,374,114	(7)	0	5,317,354	(8)	—	(9)	5,317,354	(10)	5,317,354	(10)

Options	0	(7)		0	(8)	—	(9)	0	(10)	0	(10)

PSUs	5,878,248	(11)	0	10,857,931	(12)	—	(13)	5,878,248	(14)	5,878,248	(14)

Benefits and Perquisites: (15)

Post-Termination Health Care	55,379		0	55,379		0		—		—

Supplemental Disability Insurance	—		—	—		—		1,150,005	(16)	—

Total:	13,116,240		0	21,976,414		0		12,345,607		11,195,602

1.	Mr. Leib is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period.

2.

Mr. Leib is entitled to 2x base salary and 2x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period, and a lump sum payment equal to .5x the sum of his base salary and target bonus, paid on the 60th day following termination.

3.	Mr. Leib is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4.

Mr. Leib is entitled to a lump sum payment equal to his pro-rated annual bonus for the year in which the termination occurs based on actual achievement, payable at the same time as and to the extent that all other annual bonuses are paid. This bonus is reflected at target for purposes of this table.

5.

Pursuant to the terms of the AIP, Mr. Leib is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.

6.	Assumes a price per share of $62.37 on December 29, 2023 (the last trading day of the fiscal year).

7.

Under the terms of his employment agreement, all unvested time-based equity awards granted on or prior to December 31, 2019 will vest in full immediately upon a Qualifying Termination absent a Change in Control and all unvested time-based equity awards granted after December 31, 2019 will vest pro-rata immediately upon a Qualifying Termination absent a Change in Control.

8.	Under the terms of his employment agreement, all unvested time-based equity awards will vest in full immediately upon a Qualifying Termination during a CIC Termination Period.

9.	All unvested time-based equity awards remain outstanding upon a Change in Control.

10.	All unvested time-based equity awards will immediately vest in full upon disability or death pursuant to the terms of the applicable award agreements.

11.

All unearned and unvested performance-based equity awards will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred.

DFIN 2024 Proxy Statement	47

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

12.

Under the terms of his employment agreement, all unearned and unvested performance-based equity awards are deemed earned at target upon the Change in Control and vest in full as of the date of the Qualifying Termination during a CIC Termination Period and all earned and unvested performance-based equity awards vest in full as of the date of the Qualifying Termination during a CIC Termination Period. Amount shown does not include the PSU award granted in March 2021 that vested on December 31, 2023.

13.

Upon a Change in Control, all unearned and unvested performance-based equity awards will be deemed to be earned at target performance level but continue to vest and be paid after the end of the cumulative performance period and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period.

14.

Per the terms of the award agreements, all unearned and unvested performance-based equity awards will immediately vest pro-rata based upon target performance upon disability or death and all earned and unvested performance-based equity awards will immediately vest in full upon disability or death.

15.	Except as disclosed, Mr. Leib receives the same benefits that are generally available to all salaried employees upon disability or death.

16.

Represents benefits payable under a supplemental disability insurance policy maintained by the Company for the benefit of Mr. Leib in excess of the amount generally available to all salaried employees.

Mr. Gardella, the Company’s Chief Financial Officer, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Resignation for Good Reason or Termination Without Cause After Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)

Cash:

Severance	940,000	(1)	0	1,410,000	(2)	0		—	(3)	—

Pro Rata Bonus	470,000	(4)	0	470,000	(4)	0		—	(5)	—	(5)

Equity/Cash Incentive Awards: (6)

RSUs	828,585	(7)	0	1,952,555	(8)	—	(9)	1,952,555	(10)	1,952,555	(10)

Options	0	(7)		0	(8)	—	(9)	0	(10)	0	(10)

PSUs	2,139,416	(11)	0	4,072,574	(12)	—	(13)	2,139,416	(14)	2,139,416	(14)

Benefits and Perquisites: (15)

Post-Termination Health Care	27,689		0	41,534		0		—		—

Total:	4,405,690		0	7,946,663		0		4,091,971		4,091,9714

1.

Mr. Gardella is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

2.

Mr. Gardella is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

3.	Mr. Gardella is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4.

Mr. Gardella is entitled to a lump sum payment equal to his pro-rated annual bonus for the year in which the termination occurs based on actual achievement, payable at the same time as and to the extent that all other annual bonuses are paid under the terms of the Executive Severance Plan. This bonus is reflected at target for purposes of this table.

5.

Pursuant to the terms of the AIP, Mr. Gardella is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.

6.	Assumes a price per share of $62.37 on December 29, 2023 (the last trading day of the fiscal year).

7.	Under the terms of the Executive Severance Plan, all unvested time-based equity awards will vest pro-rata immediately upon a Qualifying Termination absent a Change in Control.

8.	All unvested time-based equity awards will vest immediately upon a Qualifying Termination during the CIC Termination Period under the terms of the Executive Severance Plan.

9.	All unvested time-based equity awards remain outstanding upon a Change in Control.

10.	All unvested time-based equity awards will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

48	DFIN 2024 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

11.

Under the terms of the Executive Severance Plan, all unearned and unvested performance-based equity awards will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred.

12.

All unearned and unvested performance-based equity awards are deemed earned at target upon the Change in Control and vest in full as of the date of the Qualifying Termination during the CIC Termination Period and all earned and unvested performance-based equity awards vest in full as of the date of the Qualifying Termination during a CIC Termination Period under the terms of the Executive Severance Plan. Amount shown does not include the PSU award granted in March 2021 that vested on December 31, 2023.

13.

Upon a Change in Control, all unearned and unvested performance-based equity awards will be deemed to be earned at target performance level but continue to vest and be paid after the end of the cumulative performance period and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period.

14.

Per the terms of the award agreements, all unearned and unvested performance-based equity awards will immediately vest pro-rata based upon target performance upon disability or death and all earned and unvested performance-based equity awards will immediately vest in full upon disability or death.

15.	Except as disclosed, Mr. Gardella receives the same benefits that are generally available to all salaried employees upon disability or death.

Mr. Clay, the Company’s President of Global Capital Markets, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Resignation for Good Reason or Termination Without Cause After Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)

Cash:

Severance	940,000	(1)	0	1,410,000	(2)	0		—	(3)	—

Pro Rata Bonus	470,000	(4)	0	470,000	(4)	0		—	(5)	—	(5)

Equity/Cash Incentive Awards: (6)

RSUs	770,893	(7)	0	1,881,890	(8)	—	(9)	1,881,890	(10)	1,881,890	(10)

Options	0	(7)		0	(8)	—	(9)	0	(10)	0	(10)

PSUs	2,139,416	(11)	0	4,072,574	(12)	—	(13)	2,139,416	(14)	2,139,416	(14)

Benefits and Perquisites: (15)

Post-Termination Health Care	28,391		0	42,587		0		—		—

Total:	4,348,700		0	7,877,051		0		4,021,306		4,021,306

1.

Mr. Clay is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

2.

Mr. Clay is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

3.	Mr. Clay is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4.

Mr. Clay is entitled to a lump sum payment equal to his pro-rated annual bonus for the year in which the termination occurs based on actual achievement, payable at the same time as and to the extent that all other annual bonuses are paid under the terms of the Executive Severance Plan. This bonus is reflected at target for purposes of this table.

5.

Pursuant to the terms of the AIP, Mr. Clay is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.

6.	Assumes a price per share of $62.37 on December 29, 2023 (the last trading day of the fiscal year).

7.	Under the terms of the Executive Severance Plan, all unvested time-based equity awards will vest pro-rata immediately upon a Qualifying Termination absent a Change in Control.

8.	All unvested time-based equity awards will vest immediately upon a Qualifying Termination during the CIC Termination Period under the terms of the Executive Severance Plan.

9.	All unvested time-based equity awards remain outstanding upon a Change in Control.

DFIN 2024 Proxy Statement	49

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

10.	All unvested time-based equity awards will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

11.

Under the terms of the Executive Severance Plan, all unearned and unvested performance-based equity awards will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred.

12.

All unearned and unvested performance-based equity awards are deemed earned at target upon the Change in Control and vest in full as of the date of the Qualifying Termination during the CIC Termination Period and all earned and unvested performance-based equity awards vest in full as of the date of the Qualifying Termination during a CIC Termination Period under the terms of the Executive Severance Plan. Amount shown does not include the PSU award granted in March 2021 that vested on December 31, 2023.

13.

Upon a Change in Control, all unearned and unvested performance-based equity awards will be deemed to be earned at target performance level but continue to vest and be paid after the end of the cumulative performance period and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period.

14.

Per the terms of the award agreements, all unearned and unvested performance-based equity awards will immediately vest pro-rata based upon target performance upon disability or death and all earned and unvested performance-based equity awards will immediately vest in full upon disability or death.

15.	Except as disclosed, Mr. Clay receives the same benefits that are generally available to all salaried employees upon disability or death.

Mr. Johnson, the Company’s President of Global Investment Companies, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Resignation for Good Reason or Termination Without Cause After Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)

Cash:

Severance	880,000	(1)	0	1,320,000	(2)	0		—	(3)	—

Pro Rata Bonus	440,000	(4)	0	440,000	(4)	0		—	(5)	—	(5)

Equity/Cash Incentive Awards: (6)

RSUs	581,725	(7)	0	1,351,932	(8)	—	(9)	1,351,932	(10)	1,351,932	(10)

Options	0	(7)		0	(8)	—	(9)	0	(10)	0	(10)

PSUs	1,445,238	(11)	0	2,764,613	(12)	—	(13)	1,445,238	(14)	1,445,238	(14)

Benefits and Perquisites: (15)

Post-Termination Health Care	28,391		0	42,587		0		—		—

Total:	3,375,354		0	5,919,132		0		2,797,170		2,797,170

1.

Mr. Johnson is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

2.

Mr. Johnson is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

3.	Mr. Johnson is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4.

Mr. Johnson is entitled to a lump sum payment equal to his pro-rated annual bonus for the year in which the termination occurs based on actual achievement, payable at the same time as and to the extent that all other annual bonuses are paid under the terms of the Executive Severance Plan. This bonus is reflected at target for purposes of this table.

5.

Pursuant to the terms of the AIP, Mr. Johnson is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.

6.	Assumes a price per share of $62.37 on December 29, 2023 (the last trading day of the fiscal year).

7.	Under the terms of the Executive Severance Plan, all unvested time-based equity awards will vest pro-rata immediately upon a Qualifying Termination absent a Change in Control.

8.	All unvested time-based equity awards will vest immediately upon a Qualifying Termination during the CIC Termination Period under the terms of the Executive Severance Plan.

50	DFIN 2024 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

9.	All unvested time-based equity awards remain outstanding upon a Change in Control.

10.	All unvested time-based equity awards will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

11.

Under the terms of the Executive Severance Plan, all unearned and unvested performance-based equity awards will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred.

12.

All unearned and unvested performance-based equity awards are deemed earned at target upon the Change in Control and vest in full as of the date of the Qualifying Termination during the CIC Termination Period and all earned and unvested performance-based equity awards vest in full as of the date of the Qualifying Termination during a CIC Termination Period under the terms of the Executive Severance Plan. Amount shown does not include the PSU award granted in March 2021 that vested on December 31, 2023.

13.

Upon a Change in Control, all unearned and unvested performance-based equity awards will be deemed to be earned at target performance level but continue to vest and be paid after the end of the cumulative performance period and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period.

14.

Per the terms of the award agreements, all unearned and unvested performance-based equity awards will immediately vest pro-rata based upon target performance upon disability or death and all earned and unvested performance-based equity awards will immediately vest in full upon disability or death.

15.	Except as disclosed, Mr. Johnson receives the same benefits that are generally available to all salaried employees upon disability or death.

Mr. Williams, the Company’s Chief People and Administrative Officer, would be entitled to the following:

	Termination Without Cause ($)		Resignation or Termination With Cause ($)	Resignation for Good Reason or Termination Without Cause After Change in Control ($)		Change in Control ($)		Disability ($)		Death ($)

Cash:

Severance	722,500	(1)	0	1,083,750	(2)	0		—	(3)	—

Pro Rata Bonus	297,500	(4)	0	297,500	(4)	0		—	(5)	—	(5)

Equity/Cash Incentive Awards: (6)

RSUs	394,989	(7)	0	927,130	(8)	—	(9)	927,130	(10)	927,130	(10)

Options	0	(7)		0	(8)	—	(9)	0	(10)	0	(10)

PSUs	1,005,966	(11)	0	1,920,372	(12)	—	(13)	1,005,966	(14)	1,005,966	(14)

Benefits and Perquisites: (15)

Post-Termination Health Care	9,158		0	13,738		0		—		—

Total:	2,430,113		0	4,242,490		0		1,933,096		1,933,096

1.

Mr. Williams is entitled to 1x base salary and 1x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

2.

Mr. Williams is entitled to 1.5x base salary and 1.5x target annual bonus as if all targets and objectives had been met, paid over the applicable severance period under the terms of the Executive Severance Plan.

3.	Mr. Williams is entitled to the same 60% of base salary until age 65 with a maximum $10,000 per month that is generally available to all salaried employees upon disability.

4.

Mr. Williams is entitled to a lump sum payment equal to his pro-rated annual bonus for the year in which the termination occurs based on actual achievement, payable at the same time as and to the extent that all other annual bonuses are paid under the terms of the Executive Severance Plan. This bonus is reflected at target for purposes of this table.

5.

Pursuant to the terms of the AIP, Mr. Williams is entitled to his pro-rated annual bonus for the year in which the disability or death occurs, payable at the same time as and to the extent that all other annual bonuses are paid which are the same terms generally available to all salaried employees who participate in the plan.

6.	Assumes a price per share of $62.37 on December 29, 2023 (the last trading day of the fiscal year).

7.	Under the terms of the Executive Severance Plan, all unvested time-based equity awards will vest pro-rata immediately upon a Qualifying Termination absent a Change in Control.

DFIN 2024 Proxy Statement	51

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

8.	All unvested time-based equity awards will vest immediately upon a Qualifying Termination during the CIC Termination Period under the terms of the Executive Severance Plan.

9.	All unvested time-based equity awards remain outstanding upon a Change in Control.

10.	All unvested time-based equity awards will immediately vest upon disability or death pursuant to the terms of the applicable award agreements.

11.

Under the terms of the Executive Severance Plan, all unearned and unvested performance-based equity awards will continue to be earned and vest pro-rata based on actual performance and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period as though no Qualifying Termination had occurred.

12.

All unearned and unvested performance-based equity awards are deemed earned at target upon the Change in Control and vest in full as of the date of the Qualifying Termination during the CIC Termination Period and all earned and unvested performance-based equity awards vest in full as of the date of the Qualifying Termination during a CIC Termination Period under the terms of the Executive Severance Plan. Amount shown does not include the PSU award granted in March 2021 that vested on December 31, 2023.

13.

Upon a Change in Control, all unearned and unvested performance-based equity awards will be deemed to be earned at target performance level but continue to vest and be paid after the end of the cumulative performance period and all earned and unvested performance-based equity awards will continue to vest and be paid in full after the end of the cumulative performance period.

14.

Per the terms of the award agreements, all unearned and unvested performance-based equity awards will immediately vest pro-rata based upon target performance upon disability or death and all earned and unvested performance-based equity awards will immediately vest in full upon disability or death.

15.	Except as disclosed, Mr. Williams receives the same benefits that are generally available to all salaried employees upon disability or death.

52	DFIN 2024 Proxy Statement

2023 Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to provide the ratio of the annual total compensation of Mr. Leib, the Company’s Chief Executive Officer, to the annual total compensation of the employee identified at median of our Company (other than our CEO), or the Pay Ratio Disclosure.

For 2023, our last completed fiscal year:

•	the annual total compensation of our median employee was $79,878;

•	the annual total compensation of our Chief Executive Officer was $6,755,277; and

•	Based on this information, for 2023, the estimated ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee was 85:1.

We used the same median employee in our pay ratio calculation in 2023 as we used in 2022 and 2021. We believe this to be appropriate because there were no material changes in the make-up of our employee population or our compensation arrangements in 2023 that would significantly impact our pay ratio disclosure or the identification of the median employee.

The Pay Ratio Disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the Pay Ratio Disclosure may not be comparable to the pay ratio reported by other companies.

DFIN 2024 Proxy Statement	53

PAY VERSUS PERFORMANCE

Pay Versus Performance
Pay Versus Performance: Compensation Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance metrics of the Company. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, refer to
Compensation Discussion and Analysis
section of this proxy statement. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our NEO, including with respect to, PSUs, RSUs and stock options. Refer to the
Executive Compensation Tables
section in this proxy statement for more information.
The following table sets forth the compensation for our principle executive officer (PEO) and the average compensation for our other NEO, each as reported in the Summary Compensation Table and with certain adjustments to reflect “compensation actually paid” (as defined by SEC rules). The table also provides information with respect to the Company’s cumulative total shareholder return (TSR), peer group cumulative TSR, net income, and the Company’s selected performance measures, non-GAAP adjusted EBITDA.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (3)(4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M)	Company - selected Measure: Non-GAAP Adjusted EBITDA ($M)
					Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)

2023	$6,755,277	$16,325,969	$2,501,332	$5,102,434	$595.70	$154.62	$82.20	$207.4

2022	$7,539,057	$3,414,864	$2,316,786	$1,420,354	$369.15	$133.50	$102.50	$218.3

2021	$7,636,211	$29,596,624	$2,352,859	$7,262,828	$450.24	$151.11	$145.90	$294.8

2020	$4,696,183	$8,974,586	$1,402,265	$2,242,220	$162.08	$111.42	$ (25.90)	$173.4

(1)	The PEO Summary Compensation Table to compensation actually paid is reconciled in the following table in accordance with the SEC rules:

	2020	2021	2022	2023

Summary Compensation Table Value	$4,696,183	$7,636,211	$7,539,057	$6,755,277

Subtract Pension Value	($60,237)	$0	$0	$0

Subtract grant date fair value of equity awards as reported in the Summary Compensation Table	($2,167,772)	($4,952,391)	($4,103,488)	($4,711,808)

Pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the current year	$0	$0	$0	$0

Add fair value of equity compensation granted and vested in current year—value on vesting date	$0	$0	$0	$0

Add fair value of equity compensation granted in current year—value at end of year-end	$4,290,627	$9,526,994	$5,448,529	$7,497,311

Add change as of the vesting date in fair value of awards from prior years that vested in the covered fiscal year	$467,993	$6,049,587	($4,223,365)	$3,729,707

Add change in fair value of outstanding unvested awards from prior years that were outstanding as of the end of the covered fiscal year	$1,747,792	$11,336,222	($1,245,869)	$3,055,482

Subtract prior year-end fair value of awards forfeited during the covered year	$0	$0	$0	$0

Add dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	$0	$0	$0	$0

Compensation Actually Paid	$8,974,586	$29,596,624	$3,414,864	$16,325,969

(2)	Daniel N. Leib was CEO for each of the years 2020, 2021, 2022 and 2023.

54	DFIN 2024 Proxy Statement

PAY VERSUS PERFORMANCE

(3)	The average non-PEO named executive officers Summary Compensation Table to compensation actually paid is reconciled in the following table in accordance with the SEC rules:

	2020	2021	2022	2023

Summary Compensation Table Value	$1,402,265	$2,352,859	$2,316,786	$2,501,332

Subtract Pension Value	($58,523)	$0	$0	$0

Subtract grant date fair value of equity awards as reported in the Summary Compensation Table	($404,998)	($1,202,335)	($1,073,984)	($1,566,707)

Pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the current year	$0	$0	$0	$0

Add fair value of equity compensation granted and vested in current year—value on vesting date	$0	$82,495	$0	$0

Add fair value of equity compensation granted in current year—value at end of year-end	$793,763	$2,264,488	$1,425,953	$2,492,898

Add change as of the vesting date in fair value of awards from prior years that vested in the covered fiscal year	$117,890	$1,177,695	($954,095)	$885,913

Add change in fair value of outstanding unvested awards from prior years that were outstanding as of the end of the covered fiscal year	$391,823	$2,587,627	($294,306)	$788,999

Subtract prior year-end fair value of awards forfeited during the covered year	$0	$0	$0	$0

Add dividends or other earnings paid on stock or options awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	$0	$0	$0	$0

Compensation Actually Paid	$2,242,220	$7,262,828	$1,420,354	$5,102,434

(4)	The following non-PEO named executives officers are included in the calculations above:

2023: David A. Gardella, Craig D. Clay, Eric J. Johnson, Robert K. Williams

2022: David A. Gardella, Craig D. Clay, Eric J. Johnson, Jennifer B. Reiners

2021: David A. Gardella, Craig D. Clay, Eric J. Johnson, Jennifer B. Reiners

2020: Thomas Juhase, David A. Gardella, Jennifer B. Reiners, Kami Turner

(5)
TSR is cumulative for the measurement periods beginning on December 31, 2019, and ending on December 31 of each of 2020, 2021, and 2022, respectively, calculated in accordance with Item 201(e) of
Regulation S-K.

(6)	Represents cumulative TSR for the S&P Composite 1500 Diversified Financial Index (“Peer Group TSR”)
Pay Versus Performance: Most Important Measures
The following table sets forth an unranked list performance measures that we view as the “most important” financial performance measures that we use for linking compensation actually paid (as defined by SEC rules) to our NEO performance for the most recently completed fiscal year.

Most Important Performance Measures

Non-GAAP Adjusted EBITDA

Software Solutions Net Sales/Software Solutions Net Sales Growth

Non-GAAP Adjusted EBITDA Margin

DFIN 2024 Proxy Statement	55

2023 PAY RATIO DISCLOSURE

Pay Versus Performance: Relationship Between Pay and Performance
In accordance with Item 402(v) of
Regulation S-K,
we are providing the following graphic descriptions of the relationships between information presented in the pay versus performance table provided above. The following graphics show PEO and average non-PEO
NEO compensation actually paid (as defined by SEC rules) as compared to the Company’s cumulative TSR, peer group cumulative TSR, Net Income, and
Non-GAAP
Adjusted EBITDA, in each case for periods beginning on January 1, 2020, and ending on December 31 of each of 2020, 2021, 2022 and 2023, respectively.

56	DFIN 2024 Proxy Statement

2023 PAY RATIO DISCLOSURE

DFIN 2024 Proxy Statement	57

Director Compensation

The Company’s Non-Employee Director Compensation Plan provides that annual compensation for non-employee directors consists of a cash retainer and an equity retainer. The Compensation Committee periodically reviews directors’ compensation and recommends changes as appropriate. Annual director compensation is paid as of the date of the annual meeting of stockholders, however, if any director joins the Board on a date other than the date of the annual meeting of stockholders, a pro-rata portion of each of the applicable cash retainer and equity retainer from the date joined to the next annual meeting date will be granted.

Cash Retainer

The base cash retainer paid in 2023 was equal to $80,000, and a director may also receive, as applicable, the following additional cash retainer amounts:

Chair of the Board	$50,000

Chair of the Audit Committee	$25,000

Chair of the Compensation Committee	$25,000

Chair of the Corporate Responsibility & Governance Committee	$20,000

In addition, any director serving on more than one committee shall also be entitled to an additional Cash Retainer of $5,000 for each additional committee service.

Equity Retainer

In 2023, the equity retainer was paid in the form of a grant of RSUs with a fair market value of $175,000. The Chairman of the Board will receive an additional equity retainer with a fair market value of $50,000. Fair market value is defined as the volume weighted average price of Company common stock for the 20 trading day period ending on the day prior to the Grant Date, as reported by the New York Stock Exchange. Each RSU will vest and be payable in full in the form of common stock on the first anniversary of the grant date, provided that the RSUs will vest and be payable in full on the earlier of the date a director ceases to be a director and a Change in Control (as defined in the applicable performance incentive plan) if prior to the first anniversary of the grant date. Directors may elect to defer payment of the RSU award until the date the Director ceases to be a Director of the Company. Dividend equivalents on the RSUs will be deferred and credited with interest quarterly (at the same rate as five-year U.S. government bonds) and paid out in cash at the same time the corresponding portion of the RSU award becomes payable.

Non-Employee Director Compensation

Directors who are our employees receive no additional fee for their service as a director. Non-employee directors receive compensation as described above.

58	DFIN 2024 Proxy Statement

DIRECTOR COMPENSATION

2023 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)

Luis A. Aguilar	100,000	186,665	0		286,665

Richard L. Crandall	130,000	240,038	10,319	(3)	380,357

Charles D. Drucker	80,000	186,665	0		266,665

Juliet S. Ellis	85,000	186,665	0		271,665

Gary G. Greenfield	110,000	186,665	0		296,665

Jeffrey Jacobowitz	80,000	186,665	0		266,665

Lois M. Martin	105,000	186,665	0		291,665

Chandar Pattabhiram	80,000	186,665	0		266,665

1.	The amounts shown in this column constitute the base cash retainer plus any additional cash retainer for serving as chairperson of the board or committees as set forth above under Cash Retainer.

2.

The amounts shown in this column constitute the restricted stock units granted under the Company’s Amended and Restated 2016 PIP as payment of the non-employee director equity retainer calculated as set forth above under Equity Retainer. Grant date fair value with respect to the RSUs is determined in accordance with ASC Topic 718. See Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718. As of December 31, 2023, each director had outstanding RSUs in the aggregate amount of 10,214, except for Mr. Crandall who had an aggregate amount of RSUs of 44,060, which includes previously deferred RSUs payable upon leaving the Board and Mr. Pattabhiram who had an aggregate amount of 4,036 outstanding RSUs. Pursuant to the Director Compensation Plan, each non-employee Director may elect to defer distribution of the restricted stock units until the Director leaves the Board of Directors. Messrs. Aguilar, Drucker, Greenfield and Jacobowitz and Ms. Ellis all elected to defer 100% of the 2023 restricted stock unit award.

3.	Includes interest accrued on dividend equivalents on RSUs credited to Mr. Crandall’s account.

Director Stock Ownership Requirements

Each non-employee director must own and retain the lesser of the number of shares of common stock with a dollar value of six times such director’s annual cash retainer or 19,000 shares of common stock or certain equivalents. Non-employee directors are required to achieve that ownership level within five years of being named or elected as a director and progress must be made on an annual basis until the guideline is met. Each director and nominee for director is currently in compliance with his or her common stock ownership requirements.

DFIN 2024 Proxy Statement	59

Certain Transactions

The Company has a written policy relating to the approval or ratification of all transactions involving an amount in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, subject to certain enumerated exclusions. Under the policy, such related person transactions must be approved or ratified by (i) the Corporate Responsibility & Governance Committee or (ii) if the Corporate Responsibility & Governance Committee determines that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board, such disinterested members of the Board, by a majority vote. Related persons include any of our directors, certain executive officers, certain of our stockholders and their immediate family members.

In considering whether to approve or ratify any related person transaction, the Corporate Responsibility & Governance Committee or such disinterested directors, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to, the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to or from the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related person transactions, at least once a year, all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware. In addition, each executive officer of the Company is required to advise the chairman of the Corporate Responsibility & Governance Committee of any related person transaction of which the executive becomes aware. During fiscal year 2023, there were ordinary course transactions between the Company and certain related entities, for instance the purchase of services by companies of which a director is an executive officer or owner. None of these transactions constituted a related-party transaction that required approval by the Corporate Responsibility & Governance Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the Securities and Exchange Commission reports of ownership of company securities and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during 2023 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met in a timely matter.

60	DFIN 2024 Proxy Statement

Report of the Audit Committee

Management has the primary responsibility for preparing the Company’s financial statements in accordance with generally accepted accounting principles and for establishing and maintaining adequate internal financial controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm the Company’s audited financial statements as of and for the year ended December 31, 2023, as well as management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and the independent registered public accounting firm’s evaluation of the Company’s internal controls over financial reporting. The Audit Committee has discussed with the Company’s independent registered public accounting firm all matters required to be discussed by PCAOB AS 1301 (Communications with Audit Committees), including its judgments as to the quality of the Company’s financial reporting.

The Audit Committee has received from the independent registered public accounting firm written disclosures and a letter as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with the independent registered public accounting firm its independence from management and the Company. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described below.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the Securities and Exchange Commission.

The Audit Committee

Lois M. Martin, Chair

Gary G. Greenfield

Jeffrey Jacobowitz

DFIN 2024 Proxy Statement	61

The Company’s Independent Registered Public Accounting Firm

Fees

Audit Fees—Deloitte & Touche LLP (Deloitte) was the Company’s independent registered public accounting firm for the years ended December 31, 2023 and 2022. Total fees paid to Deloitte for audit services rendered during 2023 were $2,300,000 and 2022 were $1,783,000.

Audit-Related Fees—Total fees paid to Deloitte for audit-related services rendered during 2023 were $606,000 and during 2022 were $588,000. Audit-related fees in 2023 and in 2022 reflect fees charged for assurance and related services that are reasonably related to the performance of the audit of our financial statements and included IT attestation services.

Tax Fees—No fees were paid to Deloitte for tax services rendered during 2023 or 2022.

All Other Fees—No other fees were paid to Deloitte for any other services rendered during 2023 or 2022.

Audit Committee Pre-Approval Policy—The Audit Committee has policies and procedures that require the approval by the Audit Committee of all services performed by, and as necessary, fees paid to the Company’s independent registered public accounting firm. The Audit Committee approves the proposed services, including the scope of services contemplated and the related fees, associated with the current year audit. In addition, Audit Committee pre-approval is also required for engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. The Audit Committee pre-approves, up to an aggregate dollar amount, certain permitted audit and audit-related services anticipated to be provided by the Company’s independent registered public accounting firm. In the event permitted amounts exceed the thresholds established by the pre-approval policy, the Audit Committee must specifically approve such excess amounts. The Audit Committee chair has the authority to approve any services outside of the specific pre-approved amounts and must report any such approval at the next meeting of the Audit Committee.

Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided, as noted above, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described above.

62	DFIN 2024 Proxy Statement

Submitting Stockholder Proposals and Nominations for 2025 Annual Meeting

Any proposals that stockholders who, in accordance with the Rule 14a-8 under the Exchange Act, wish to present at the 2025 Annual Meeting must be received by December 4, 2024 in order to be considered for inclusion in the Company’s proxy materials. The 2025 Annual Meeting is currently scheduled to be held on May 14, 2025.

A stockholder wishing to nominate a candidate for election to the Board, or make a proposal at the 2025 Annual Meeting that will not be considered for inclusion in the Company’s proxy statement, is required to give appropriate written notice in accordance with the Company’s Bylaws to the Secretary of the Company, which must be received by the Company between 90 to 120 days before May 15, 2025, the first anniversary of the 2024 Annual Meeting (January 15 to February 14, 2025). If the meeting date for the 2025 Annual Meeting is later scheduled to be on a day more than 30 days prior to or more than 30 days later than May 15, 2025, stockholders are allowed to submit a notice of nomination or proposal any time before the later of (1) 90 days before the meeting date or (2) the tenth day following public notice of the meeting date.

A nomination or proposal that does not supply adequate information about the nominee or proposal and the stockholder making the nomination or proposal, or otherwise fail to comply with the Company’s Bylaws or applicable law, will be disregarded. All proposals or nominations should be addressed to: Secretary, Donnelley Financial Solutions, Inc., 35 West Wacker Drive, Chicago, Illinois 60601.

Discretionary Voting of Proxies on Other Matters

The Company’s management does not currently intend to bring any proposals to the 2024 Annual Meeting other than the election of directors, the advisory vote to approve executive compensation, the advisory vote on the frequency of the advisory vote on executive compensation, the ratification of the auditors, the proposal to approve the employee stock purchase plan and the proposal to amend the Amended and Restated Certificate of Incorporation. If new proposals requiring a vote of the stockholders are brought before the meeting in a proper manner, the persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

By order of the Board of Directors

Leah Trzcinski, Secretary

Chicago, Illinois, April 3, 2024

DFIN 2024 Proxy Statement	63

Questions and Answers About How to Vote Your Proxy

Below are instructions on how to vote, as well as information on your rights as a stockholder as they relate to voting. Some of the instructions vary depending on how your stock is held. It’s important to follow the instructions that apply to your situation.

Q: How do I access the Proxy Materials, including the 2023 Annual Report and this Proxy Statement?

A: We are pleased to take advantage of SEC rules that allow us to furnish our proxy materials, including our 2023 Annual Report and this Proxy Statement (the Proxy Materials), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) instead of a paper copy of the Proxy Materials. The Notice contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who are not sent the Notice will be sent a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. This Proxy Statement and our 2023 Annual Report are available at www.proxydocs.com/DFIN.

Q. Who can vote?

A. You are entitled to one vote on each proposal for each share of the Company’s common stock that you own as of the close of business on the record date of March 18, 2024.

Q. What is the difference between holding shares as a “shareholder of record” and a “street name” holder?

A. If your shares are registered directly in your name through Computershare, the Company’s transfer agent, you are considered a “shareholder of record.” If your shares are held in a brokerage account or bank, you are considered a “street name” holder.

Q. How do I vote if shares are registered in my name (as a shareholder of record)?

A. By Mail: Sign, date and return the enclosed proxy card in the postage paid envelope provided.

By Telephone or Internet: Call the toll-free number listed on your notice or proxy card, log on to the website listed on your notice or proxy card or scan the QR code on your proxy card and follow the simple instructions provided.

By Attending the 2024 Annual Meeting on the Internet: Withdraw your earlier proxy and vote at the Annual Meeting via the Internet.

The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. When using internet, mobile device, or telephone voting, the voting systems will verify that you are a shareholder through the use of a unique control number for you found on your notice or proxy card. To vote at the annual meeting during the polling period, shareholders who

64	DFIN 2024 Proxy Statement

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR PROXY

registered with their unique control number will be provided instructions to cast their ballot online. Your vote is very important. Whether or not you plan to attend the annual meeting virtually, we encourage you to vote as soon as possible.

Q. How do I vote if my shares are held in “street name?”

A. You should give instructions to your broker on how to vote your shares.

If you do not provide voting instructions to your broker, your broker has discretion to vote those shares on matters that are routine. However, a broker cannot vote shares on non-routine matters without your instructions. This is referred to as a “broker non-vote.”

All proposals other than the ratification of appointment of the independent registered public accounting firm (Proposal 3) are considered non-routine matters. Accordingly, your broker will not have the discretion to vote shares as to which you have not provided voting instructions with respect to any of these matters. Ratification of the appointment of the independent registered public accounting firm is considered a routine matter, so there will not be any broker non-votes with respect to that proposal.

Q: How do I participate in the Annual Meeting?

A: This year’s Annual Meeting will be accessible through the Internet. We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully and equally, and without cost. Using an Internet-connected device from any location around the world and increases our ability to engage with all stockholders, regardless of size, resources or physical location. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 18, 2024, the record date, or hold a valid proxy for the meeting. In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/ DFIN. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting and to vote and submit questions during the meeting. Please be sure to follow instructions found on your notice, proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email.

On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 1:30pm Central time.

Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

Q. Can I revoke my proxy or change my vote after I have voted?

A. If your shares are registered in your name, you may revoke your proxy at any time before it is exercised during the Annual Meeting. There are several ways you can do this:

•	By delivering a written notice of revocation to the Secretary of the Company;

•	By executing and delivering another proxy that bears a later date;

•	By voting by telephone at a later time;

•	By voting over the Internet at a later time; or

•	By voting in person at the meeting on the Internet.

If your shares are held in street name, you must contact your broker to revoke your proxy.

DFIN 2024 Proxy Statement	65

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR PROXY

Q. How are votes counted?

A. In tallying the results of the voting, the Company will count all properly executed and unrevoked proxies that have been received in time for the 2024 Annual Meeting. To hold a meeting of stockholders, a quorum of the shares (which is a majority of the shares outstanding and entitled to vote) is required to be represented either in person or by proxy at the meeting. Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting.

Q. What are my options when voting for directors (Proposal 1)?

A. When voting to elect directors, you have three options:

•	Vote FOR a nominee;

•	Vote AGAINST a nominee; or

•	ABSTAIN from voting on a nominee.

In the election of directors, each nominee will be elected by a vote of the majority of votes cast. A majority of votes cast means that the number of shares voted “FOR” a nominee’s election must exceed the number of shares voted “AGAINST” such nominee.

Each nominee receiving a majority of votes cast “FOR” his or her election will be elected. If you elect to “ABSTAIN” with respect to a nominee for director, the abstention will not impact the election of such nominee.

Election of directors is considered a non-routine matter. Accordingly, broker non-votes will not count as a vote “FOR” or “AGAINST” a nominee’s election and will not impact the election of such nominee. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted.

Q. What are my options when voting on any other proposals (Proposals 2 and 3)?

A. When voting on Proposals 2 and 3, you have three options:

•	Vote FOR a given proposal;

•	Vote AGAINST a given proposal; or

•	ABSTAIN from voting on a given proposal.

Each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present at the meeting and entitled to vote on the proposal. If you indicate on your proxy card that you wish to “ABSTAIN” from voting on Proposals 2 or 3, your shares will not be voted on that proposal. Abstentions are not counted in determining the number of shares voted “FOR” or “AGAINST” any proposal but will be counted as present and entitled to vote on the proposal. Accordingly, an abstention will have the effect of a vote against the proposal.

Broker non-votes are not counted in determining the number of shares voted for or against any proposal and will not be counted as present and entitled to vote on Proposals 2 and 3.

66	DFIN 2024 Proxy Statement

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR PROXY

Q. How will my shares be voted if I sign and return my proxy card with no votes marked?

A. If you sign and return your proxy card with no votes marked, your shares will be voted as follows:

•	FOR the election of all nominees for director identified in this proxy statement (Proposal 1);

•	FOR the proposal on advisory vote on executive compensation (Proposal 2);

•	FOR ratification of the Company’s independent registered public accounting firm (Proposal 3);

Q. How are proxies solicited and what is the cost?

A. The Company actively solicits proxy participation. In addition to this notice by mail, the Company encourages banks, brokers and other custodian nominees and fiduciaries to supply proxy materials to stockholders, and reimburses them for their expenses. However, the Company does not reimburse its own employees for soliciting proxies.

The Company has hired Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902 to help solicit proxies, and has agreed to pay it $15,000 plus out-of-pocket expenses for this service. All costs of this solicitation will be borne by the Company.

Q. How many shares of stock were outstanding on the record date?

A. As of close of business on the record date of March 18, 2024, there were 29,445,499 shares of common stock outstanding. Each outstanding share is entitled to one vote on each proposal.

DFIN 2024 Proxy Statement	67

Appendix A

Reconciliation of GAAP Net Earnings to

Non-GAAP Adjusted EBITDA

(in millions)

	For the Twelve Months Ended
	December 31, 2023	December 31, 2022
GAAP net earnings	$82.2	$102.5
Adjustments
Restructuring, impairment and other charges, net	9.8	7.7
Share-based compensation expense	22.5	19.3
Loss on sale of businesses	6.1	0.7
Accelerated rent expense	3.7	0.8
Disposition-related expenses	0.3	0.1
Gain on investments in equity securities	(7.0)	(0.5)
Non-income tax, net	(0.9)	(0.9)
Gain on sale of long-lived assets	(0.8)	(0.2)
COVID-19 related recoveries	—	(0.5)
Depreciation and amortization	56.7	46.3
Interest expense, net	15.8	9.2
Investment and other income, net	(0.8)	(3.0)
Income tax expense	19.8	36.8

Total Non-GAAP adjustments	125.2	115.8

Non-GAAP Adjusted EBITDA	$207.4	$218.3

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(in millions)

	For the Twelve Months Ended
	December 31, 2023	December 31, 2022
Net cash provided by operating activities	$124.0	$150.2
Less: capital expenditures	61.8	54.2

Free cash flow	$62.2	$96.0

DFIN 2024 Proxy Statement	A-1

The right solutions in

moments that matter

P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Scan QR for digital voting Donnelley Financial Solutions, Inc.Annual Meeting of Stockholders For Stockholders of Record as of March 18, 2024 Wednesday, May 15, 2024 1:30 PM, Central Time Annual meeting to be held live via the Internet -- please visit www.proxydocs.com/DFIN for more details and to register to attend. YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 1:30 PM, Central Time, May 15, 2024. Internet: www.proxypush.com/DFIN Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-509-1046 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/DFIN This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints David A. Gardella and Leah Trzcinski (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Donnelley Financial Solutions, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

Donnelley Financial Solutions, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE 1. To elect the nominees identified in this proxy statement for a one-year term as directors. 1.01 Luis A. Aguilar 1.02 Richard L. Crandall 1.03 Charles D. Drucker 1.04 Juliet S. Ellis 1.05 Gary G. Greenfield 1.06 Jeffrey Jacobowitz 1.07 Daniel N. Leib 1.08 Lois M. Martin 1.09 Chandar Pattabhiram FOR AGAINST ABSTAIN 2. To approve, on an advisory basis, the Company's executive compensation. 3. To vote to ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm. 4. To conduct any other business if properly raised. FOR AGAINST ABSTAIN BOARD OF DIRECTORS RECOMMENDS FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR You must pre-register to attend the meeting online and/or participate at www.proxydocs.com/DFIN Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date